UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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Endeavour International Corporation

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1001 Fannin Street, Suite 1600
Houston, Texas 77002
April 20, 2010
Dear Stockholder:
     We cordially invite you to attend the Endeavour’s Annual Meeting of Stockholders, which will be held on Thursday, May 27, 2010, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. In addition to acting on the matters outlined in the enclosed proxy, you will hear a report on our business and have the opportunity to meet with our directors and executives.
     Your vote is important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote so that your shares will be represented. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.
     We look forward to seeing you at the Annual Meeting and greatly appreciate your continued support.
Sincerely,
William L. Transier
Chairman, Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To be Held May 27, 2010

Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Endeavour International Corporation, a Nevada corporation (the “Company”), which will be held on Thursday, May 27, 2010, at 10:00 a.m., Central Daylight time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. The Annual Meeting will be held for the following purposes:
1.	To elect one Class II director whose term will expire in 2012 and two Class III directors whose terms will expire in 2013;

2.	To approve the 2010 Stock Incentive Plan.

3.	To amend the Company’s Amended and Restated Articles of Incorporation.

4.	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2010;

5.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
The close of business on March 31, 2010 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy or vote via the telephone or the Internet as promptly as possible to ensure that your shares will be represented. Please see the enclosed proxy card for specific instructions. Your internet and telephone votes must be received before 12:00 midnight, Eastern Daylight time, on the evening of May 26, 2010. A self-addressed, postage paid envelope has been enclosed for your convenience if you wish to vote by mail. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

By Order of the Board of Directors,

Andrea F. Quinlan
April 20, 2010	Secretary

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 27, 2010
The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at
https://www.sendd.com/EZProxy/?project_id=276

Endeavour International Corporation
Proxy Statement

Endeavour International Corporation
Proxy Statement

Summary of Proposals Submitted for Vote
Proposal One — Election of Directors
At the annual meeting you will be asked to elect to the board of trustees the three persons nominated by the board of directors. One nominee is to be elected for a two-year term and two nominees are to be elected for a three-year term.
Proposal Two — Approval of 2010 Stock Incentive Plan
At the annual meeting you will be asked to approve the 2010 Stock Incentive Plan that allows the granting of options, restricted stock awards, performance awards, incentive awards and bonus stock awards. The 2010 Plan covers an aggregate of 8,000,000 shares of Common Stock.
Proposal Three — Approval of Amendment to the Company’s Articles of Incorporation
At the annual meeting you will be asked to approve an amendment to our Articles that would increase the number of authorized shares of common stock to 450,000,000. Each additional share of our common stock authorized will have the same rights and privileges as each currently authorized share of our common stock. Our Articles currently authorize the issuance of 300,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.
Proposal Four — Ratification of Independent Auditor
At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for the year 2010.
The board of directors unanimously recommends that the shareholders vote FOR each of the proposals listed above.

The foregoing are only summaries of the proposals.
You should review the full discussion of the proposal in this proxy statement before casting your vote.

Proposal One — Election of Directors
Structure of the Board
Our Amended and Restated Bylaws provide for one to fifteen directors (as determined by resolution of the board of directors) to be divided into three classes consisting of Class I, Class II and Class III directors, whose terms of office are currently scheduled to expire, respectively, on the dates of our annual meetings of stockholders in 2011, 2012 and 2013. Our board of directors has currently fixed the number of directors at eight members, consisting of three Class I members, three Class II members and two Class III members.
Proposal
Three directors are to be elected at the 2010 Annual Meeting. All nominees are current members of the board. One nominee is to be elected as a Class II director for a two-year term expiring at our annual meeting of stockholders in 2012 and two nominees are to be elected as Class III directors for a three-year term expiring at our annual meeting of stockholders in 2013. Each such director will hold office until his or her successor is duly elected and qualified. There is no cumulative voting in the election of directors and the Class II and III directors will be elected by a plurality of the votes cast at the Annual Meeting.
Nominees for Election and Continuing Directors
The following table sets forth information regarding the names, ages and principal occupations of the nominees and the continuing directors, directorships in other companies held by them and the length of continuous service as a director of the Company:

Nominees for Election at the Annual Meeting

Class II Director	Principal Occupation and Directorships	Age

Sheldon R. Erikson	Chairman of the Board of Directors of Cameron International Corporation since 1996; Director of Rockwood Holdings Inc. since 2006 and Director of the Company since February 2010. Having reviewed Mr. Erikson’s credentials and independence, the Governance and Nominating Committee recommended him for election to the Board in February 2010.	68

Class III Director	Principal Occupation and Directorships	Age

Thomas D. Clark, Jr.	President of Strategy Associates, a consulting firm specializing in strategy development, strategic planning assistance, corporate governance policy and corporate analysis; Director of Dynegy, Inc. since July 2003 and Director of the Company since June 2006.	69

Nominees for Election at the Annual Meeting

Leiv L. Nergaard	Partner, Norscan Partners AS since January 2007; Director of Yara International ASA since March 2004; Chairman of the Board of Storebrand ASA from October 2000 until June 2009; Chairman of the Board of Rieber & Son from April 2000 until March 2006; Chairman of the Norwegian Industry and Commerce Securities Market Committee; Senior Advisor at both Norsk Hydro ASA and Greenhill & Company International LLP; Director of the Company since November 2008.	65

Continuing Directors
Class I Director	Principal Occupation and Other Directorships	Age

John B. Connally III	Independent oil and gas investor; Founder and Principal of Pure Gas Partners, Ltd., a privately-held oil and gas exploration and production company; Director of Pure Energy Group, Inc.; Director of the Company since May 2002.	63

Charles J. Hue Williams	Consultant to Lambert Energy Advisory Limited; Director of Lambert Energy Advisory Limited since 2006; Director of the Company since April 2007.	67

William L. Transier	Chief Executive Officer and President of the Company since 2004; Director of Cal Dive International, Inc. since December 2006, Helix Energy Solutions Group, Inc. since October 2000 and Reliant Energy, Inc. from December 2006 until May 2009; Director of the Company since February 2004 and Chairman of the Board since October 2006.	55

Class II Director	Principal Occupation and Other Directorships	Age

Nancy K. Quinn	Principal of Hanover Capital LLC, a privately-owned advisory firm providing financial and strategic services primarily within the energy industry since July 1996; Director of Atmos Energy Corporation since 2004; Director of Helix Energy Solutions Group, Inc. since February 2009; Director of the Company since March 2004.	56

John N. Seitz	Director of the Company since February 2004 and Vice Chairman of the Board since October 2006; Director of ION Geophysical Corporation since 2003 and Member of Board of Managers of Constellation Energy Partners, LLC.	58
Each of the nominees and directors named above have been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:
Mr. Seitz served as co-chief executive officer of the Company from February 2004 to October 2006. Mr. Seitz served as chief executive officer, chief operating officer and president of Anadarko Petroleum Corporation from 2002 to 2003, and as president and chief operating officer of Anadarko Petroleum Corporation from 1999 to 2003, and he served as co-chief executive officer of NSNV, Inc. from its formation in November 2003 until its merger with the Company in February 2004.

Mr. Transier served as co-chief executive officer of the Company from February 2004 to October 2006. Mr. Transier served as executive vice president and chief financial officer for Ocean Energy, Inc. from 1999 to 2003, prior to its merger with Devon Energy Corporation, and he served as co-chief executive officer of NSNV, Inc. from its formation in November 2003 until its merger with the Company in February 2004.
Mr. Hue Williams served as a compliance officer at Lambert Energy Advisory Limited from 2002 until his retirement in December 2006. Since December 2006, he has acted as a consultant to Lambert Energy Advisory Limited.
Prior to 2006, Mr. Clark was the Edward G. Schlieder Distinguished Chair of Information Science at Louisiana State University and the Director of the DECIDE Boardroom, an executive decision research and development facility, since 2003. Since 2000, he has served as vice chairman of the Louisiana Tobacco Settlement Corp., and since 2003, as a member of the board of directors of Dynegy, Inc. and on the boards of several community organizations and three privately-held companies. Mr. Clark was previously Dean of the E.J. Ourso College of Business Administration at Louisiana State University and Ourso Distinguished Professor of Business from 1995 to 2003.
Mr. Nergaard became a director of the Company in November 2008. Nergaard spent the majority of his career with Norsk Hydro where he served as executive vice president and chief financial officer from 1991 to 2002 and as president of Norsk Hydro Germany from 2002 to 2003 in addition to a number of other senior management positions. He was chairman of the board of directors for Storebrand ASA from October 2000 until June 2009. He has been Chairman of the Board of Rieber & Son ASA since April 2000, a board member and chairman of the audit committee of Yara International ASA since 2004 and a Senior Advisor to Greenhill & Company International, LLP since 2006. He also chairman of the Norwegian Industry and Commerce Securities Market Committee.
Review of Directors and Director Nominees
Each of our current directors and director nominees bring a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. Set forth below are the conclusions reached by the Board with regard to its directors and director nominees.
Mr. Erikson brings his many years of energy industry experience, knowledge and insight to the Board. Mr. Erikson’s experience in the design, engineering and marketing of energy product and services are especially valuable to the Company.
Mr. Clark brings his many years of corporate governance experience to the Board. He is recognized as an authority on governance matters and has a distinguished background as a board member with public energy companies.
Mr. Nergaard brings his extensive background in Scandinavian and European energy and financial markets to the board. Mr. Nergaard qualifies as an audit committee financial expert under SEC guidelines.
Mr. Connally brings his many years of experience as a successful independent oil and gas investor and businessman to the Board. As the founder of an oil and gas exploration and production company, Mr. Connally is well versed in our industry.
Mr. Transier serves as our Chief Executive Officer and President and brings his invaluable perspective as our top executive officer to the Board. Mr. Transier also brings his 34 years of experience in the energy industry to the Board, including a strong financial foundation from his experience as a CPA, partner in an international accounting firm and CFO prior to founding and leading Endeavour.
Mr. Hue Williams brings his extensive background in the oil and gas and financial markets in the United Kingdom to the Board. Mr. Hue Williams also brings many years of experience in governance and compliance to the Board.
Ms. Quinn brings her many years of experience in the U.S. financial services industry as well as her superior business leadership skills to the Board. Ms. Quinn qualifies as an audit committee financial expert under SEC guidelines.
Mr. Seitz brings his many years of experience in executive and management roles within the oil and gas industry to the Board. Mr. Seitz also brings his knowledge and expertise as a petroleum geologist to the Board.
Board of Directors Recommendation
The board of directors recommends voting “For” the election of each of the director nominees.

Proposal Two — Approval of 2010 Stock Incentive Plan
Proposal
On February 10, 2010, the board of directors approved the adoption of the Endeavour International Corporation 2010 Stock Incentive Plan (the “2010 Plan”) subject to approval by the stockholders of the Company as is required under the NYSE-Amex’s rules. The principal features of the 2010 Plan are described below; provided, however, that the following summary is qualified in its entirety by reference to the text of the 2010 Plan, which is attached to this Proxy Statement as Exhibit A.
Reason for the Proposal
We generally use a combination of restricted stock, stock options and other stock-based compensation to reward long-term performance, encourage the achievement of superior results over time, align executive and stockholder interests, and retain executive management. The board of directors believes that by providing employees, consultants, and directors with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the growth of the Company, the 2010 Plan will give such individuals a stronger incentive to work for the continued success of the Company. The board also believes that the 2010 Plan is critical for the Company in attracting and retaining outside personnel, without which we will not be competitive in the employment environment today.
In 2007, the stockholders approved the 2007 Stock Incentive Plan that covered an aggregate 8,000,000 shares of Common Stock. That plan was designed to meet our long-term equity compensation requirements for approximately three years. As originally anticipated, our long-term equity compensation needs utilized the shares authorized under the 2007 Plan in approximately three years. The board recommends the approval of the 2010 Plan which covers an aggregate 8,000,000 shares and is expected to meet our long-term equity compensation requirements for approximately the next three years. The 2010 Plan effectively replaces the depleted 2007 Plan while maintaining similar features.
General
The 2010 Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or options that do not constitute incentive stock options (“nonqualified stock options”)), restricted stock awards, performance awards, incentive awards, and bonus stock awards (see “Types of Awards” below).
Eligibility
Our directors and all employees and consultants of the Company and its affiliates are eligible to participate in the 2010 Plan and to receive awards under the plan. However, incentive stock options may be granted only to individuals who are employees of the Company and its subsidiary corporations at the time of the grant. The selection of those employees, consultants and directors, from among those eligible, who will receive awards is within the discretion of the administrator of the 2010 Plan. As of March 31, 2010, approximately 54 individuals were potentially eligible to participate in the 2010 Plan, including 7 non-employee directors.

Shares of Common Stock Available for Incentive Awards
The 2010 Plan covers an aggregate of 8,000,000 shares of Common Stock (subject to certain adjustments in the event of a reorganization, stock split, recapitalization, other change in our capital structure and certain other events (“adjustments”)). No more than 1,000,000 shares of Common Stock, subject to adjustments, may be issued pursuant to awards granted under the 2010 Plan to any one individual in any calendar year. The maximum aggregate cash payout with respect to performance awards granted to any one individual during a calendar year is $5,000,000.
Administration
The 2010 Plan is administered by the Compensation Committee. The Compensation Committee has the power to determine those employees, consultants and/or outside directors who will receive an award, the time or times when such award will be made, the type of the award and the number of shares of Common Stock to be issued under the award or the value of the award.
The Compensation Committee may from time to time, in its sole discretion, delegate to the Company’s chief executive officer the administration of the 2010 Plan, including the right to grant awards, insofar as such administration and power to grant awards relates to any person who is not subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such delegation may be effective only so long as the chief executive officer is a member of our board of directors, and the Compensation Committee may revoke the delegation at any time. The Compensation Committee, in its sole discretion, may place any conditions and restrictions on the powers delegated to the chief executive officer. In the event of a conflict in a determination or interpretation under the 2010 Plan as between the Compensation Committee and our chief executive officer, the determination or interpretation of the Compensation Committee will be conclusive.
Key Features
•	No re-pricing of stock options without stockholder approval;

•	No grants of discounted awards;

•	Including 8,000,000 shares requested under this proposal, potential dilution of our equity compensation program is just 8.8% on common shares outstanding and just 6.1% on a fully-diluted basis;

•	Independent Compensation Committee and Independent Committee administering plan;

•	The plan prohibits shares from being added back to the aggregate plan limit under the following circumstances: (1) shares tendered in payment of the option price; (2) shares withheld by Endeavour to satisfy the tax withholding obligation; and (3) shares that are repurchased by Endeavour with option right proceeds

•	Minimum three-year vesting requirements for options, restricted stock awards and incentive awards, except as awarded in lieu of cash compensation;

•	Minimum one-year performance period for performance awards.
Types of Awards
Stock Options
The 2010 Plan provides for two types of options: incentive stock options and nonqualified stock options. The Committee will designate the terms and conditions of each option granted under the 2010 Plan. The exercise price with respect to each stock option is determined by the Committee; provided, however, that, subject to certain adjustments, the exercise price per share will not be less than fair market value per share of Common Stock on the date the stock option is granted. The term of each stock option will be fixed by the Committee, such term being limited to ten years from the date of grant. Notwithstanding the above, if an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the option will not exceed five years from the date of grant, and the exercise price will be at least 110% of the fair market value of the shares on the date that the option is granted. The Committee will determine the time at which the stock option may be exercised, which may be based on a required period of continuous employment or other service with the Company and/or achievement of performance objectives. To the extent the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be nonqualified stock options. The Committee may impose restrictions on share transferability on any grant of stock options or on any shares acquired pursuant to the exercise of a stock option as it may deem advisable. The exercise price of options granted under the 2010 Plan will be paid in full in a manner prescribed by the Committee.
Restricted Stock
Pursuant to a restricted stock award, shares of Common Stock will be issued or delivered to the grantee at the time the award is made without any cash payment to the Company, except to the extent otherwise provided by the Committee; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Committee. The Committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on the following: (a) the attainment of one or more performance measures established by the Committee; (b) the participant’s continued employment or continued service as a consultant or director with the Company and its affiliates for a specified period; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) a combination of any of these factors. The performance measures may be made subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indices, and may be contingent upon future performance of the Company or any affiliate, division or department thereof.
If the forfeiture restrictions applicable to a restricted stock award are based on the participant’s continued employment or service, then, unless such award is issued in lieu of all or a portion of the cash compensation payable to the participant under any compensation program, the forfeiture restrictions shall not lapse in full prior to three years from the date of grant, except in the event of a Change in Control (as defined in the 2010 Plan) or at the discretion of the Committee in the event of the participant’s retirement, disability, death or other termination of employment. Each restricted stock award constitutes an immediate transfer of the record and beneficial ownership of the shares of restricted stock to the participant in consideration of the performance of services as an employee, consultant or director, entitling the grantee to all voting and other ownership rights in such shares. The Company retains custody of the shares of Common Stock issued pursuant to a restricted stock award until the disposition and forfeiture obligations lapse.
Participants are entitled to receive dividends paid on a share of Common Stock subject to the restricted stock award.
Performance Awards
The Committee is authorized to grant performance awards to selected participants, which may be paid in cash, Common Stock or a combination of the two, at the discretion of the Committee. At the time of grant, the Committee will establish the maximum number of shares of Common Stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured. The receipt of cash or shares of Common Stock pursuant to a performance award will be contingent upon satisfaction by the Company, or any affiliate, division or department thereof, of performance targets established by the Committee at or near the beginning of the performance period. The performance targets may be made subject to adjustment for specified significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices. The Committee may establish performance targets applicable to performance awards based upon (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow or return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on capital, assets, or stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, or (13) a combination of any of the foregoing. Dividend equivalents paid on a share of Common Stock subject to the performance award will not be paid prior to the achievement of the performance measures. All other terms of the award will be established by the Committee.
Incentive Awards
Incentive awards are rights to receive shares of Common Stock (or the fair market value thereof), or rights to receive an amount equal to any appreciation or increase in the fair market value of Common Stock over a specified period of time. Such awards vest over a period of time established by the Committee, without satisfaction of any performance criteria or objectives; provided, however, that, unless the award is issued in lieu of all or a portion of the cash compensation payable to the participant under any compensation program, the incentive award shall not be 100% vested prior to three years from the date of grant, except in the event of a Change in Control or at the discretion of the Committee in the event of the participant’s retirement, disability, death or other termination of employment. Payment of an incentive award may be made in cash, Common Stock, or a combination thereof as determined by the Committee.
Bonus Stock Awards
The Committee is authorized to grant a bonus stock award to a participant in the 2010 Plan. A bonus stock award is a transfer of unrestricted shares of Common Stock that need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares issued in connection with a bonus stock award will be determined by the Committee in its sole discretion.
Change in Control
The 2010 Plan provides that, upon a Change in Control (as such term is defined in the 2010 Plan), all outstanding awards granted become fully vested, any restrictions with respect to such awards lapse and any performance goals with respect to such awards are deemed to have been met in full.
Amendment
Without stockholder or participant approval, the board of directors may amend, alter, or terminate the 2010 Plan, except that any amendment or alteration to the 2010 Plan may not impair the rights of a participant with respect to an award previously granted without the consent of the participant and any amendment or alteration shall be subject to the approval of the Company’s stockholders not later than the next annual meeting if the amendment would increase the maximum aggregate number of shares that may be issued under the 2010 Plan, increase the maximum number of shares that may be issued under the 2010 Plan through Incentive Stock Options, change the class of individuals eligible to receive awards under the 2010 Plan, or amend or delete the provisions regarding restrictions on repricing of options.
Transferability of Awards
Awards will not be transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or with the consent of the Committee. Notwithstanding any provision to the contrary, Incentive Options will not be transferable other than by will or the laws of descent and distribution.
Effective Date and Term of the 2010 Plan
The 2010 Plan was adopted by our board of directors on February 10, 2010, subject to the approval of our stockholders at the Annual Meeting. The 2010 Plan will become effective on May 27, 2010 (the “Effective Date”), provided that the adoption of the Plan is approved by the stockholders on such date. No award will be granted under the 2010 Plan after ten years from the Effective Date. The board of directors may terminate the 2010 Plan at any time without prejudice to the holders of any then outstanding awards.
U.S. Federal income Tax Consequences
Currently, we do not anticipate that we will generate future U.S. taxable income in order to allow us to utilize any of the tax deductions discussed in the following sections.
Incentive Stock Options
Options that constitute incentive stock options within the meaning of Section 422(b) of the Code are subject to special federal income tax treatment. A recipient of an incentive stock option will not realize taxable income at the time of the grant or exercise of such option, and the Company will not be entitled to a deduction at either such time, if the employee makes no disposition of shares acquired pursuant to such incentive stock option (a) within two years after the option was granted or (b) within one year after exercising such option (collectively, the “Holding Periods”). However, the recipient must include the difference between the exercise price and the fair market value of the Common Stock on the date of exercise in alternative minimum taxable income for the year in which such exercise occurs. If the recipient exercises an incentive stock option and disposes of the stock in the same year and the amount realized is less than the fair market value on the exercise date, only the difference between the amount realized and the adjusted basis of the stock will be included in alternative minimum taxable income. Upon disposition of the shares of Common Stock received upon exercise of an incentive stock option after the Holding Periods, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. Under such circumstances, however, the Company will not be entitled to any deduction for federal income tax purposes.
If a recipient disposes of shares acquired pursuant to the exercise of an incentive stock option prior to the end of the Holding Periods, the disposition would be treated as a disqualifying disposition. The employee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale, if less) over the exercise price and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as a short-term or long-term capital gain, depending on the holding period of the shares of Common Stock. In the event of a disqualifying disposition, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as taxable compensation is treated as received by the recipient. However, the Company will not be entitled to any deduction in connection with any loss to the employee or a portion of any gain that is taxable to the recipient as short-term or long-term capital gain.
Nonqualified Stock Options
Nonqualified stock options (options that are not incentive stock options within the meaning of Section 422(b) of the Code) will not qualify for special federal income tax treatment. As a general rule, no federal income tax is imposed on the recipient upon the grant of a nonqualified stock option and we are not entitled to a tax deduction by reason of such grant. Generally, upon exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price. Ordinary income realized upon the exercise of a nonqualified stock option is not included in alternative minimum taxable income. Upon the exercise of a nonqualified stock option, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the recipient assuming any federal income tax reporting requirements are satisfied.
Upon a subsequent disposition of the shares received upon exercise of a nonqualified stock option, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of a nonqualified stock option are transferred to the recipient subject to certain restrictions, then the taxable income realized by the recipient, unless the recipient elects otherwise, and the Company’s tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a nonqualified stock option.
Restricted Stock Awards
The recipient of a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common stock at such time over the amount, if any, paid for the shares and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a restricted stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company. Notwithstanding the foregoing, the holder of a restricted stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock award based on the fair market value of the shares of Common Stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the restricted stock award and is irrevocable.
Performance Awards and Incentive Awards
An individual who has been granted a performance award or an incentive award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a performance award or incentive award is paid in cash or shares of Common Stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of Common Stock either at the time the performance award or the incentive award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a performance award or an incentive award prior to the actual issuance of shares under the award will be compensation income to the recipient and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.
Bonus Stock Awards
When a bonus stock award is granted, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the excess of (a) the fair market value of the shares of Common Stock subject to the award either at the time the award is made or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions, over (b) the amount, if any, paid for the shares.
Tax Consequences to the Company
In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered and must be ordinary and necessary business expenses.
Our ability (or the ability of the Company’s subsidiaries, as applicable) to obtain a deduction for future payments under the 2010 Plan could be limited by the golden parachute rules of section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
Finally, the ability (or the ability of one of the Company’s subsidiaries, as applicable) to obtain a deduction for amounts paid under the 2010 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its three other highest-paid officers (other than the principal financial officer). However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, the Company’s ability to deduct compensation income generated in connection with the exercise of stock options granted by the Committee under the 2010 Plan should not be limited by Section 162(m) of the Code. Further, the Company believes that the compensation income generated in connection with performance awards granted by the Committee under the 2010 Plan should not be limited by Section 162(m) of the Code. The 2010 Plan has been designed to provide flexibility with respect to whether restricted stock awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Code, if the lapse of the forfeiture restrictions relating to a restricted stock award is based solely upon the satisfaction of one of the performance criteria set forth in the 2010 Plan, then the Company believes that the compensation expense deduction relating to such an award will not be limited by Section 162(m) of the Code if the restricted stock award becomes vested. However, compensation expense deductions relating to restricted stock awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the restricted stock become vested based upon any other criteria set forth in such award (such as the occurrence of a Change in Control or vesting based upon service with the Company). Compensation income generated in connection with incentive awards and bonus stock awards granted under the 2010 Plan will be subject to the Section 162(m) deduction limitation.
The comments set forth in the above paragraphs are only a summary of certain of the U.S. federal income tax consequences relating to the 2010 Plan. No consideration has been given to the effects of state, local or other tax laws on the 2010 Plan or award recipients. Currently we do not anticipate we will generate future U.S. taxable income in order to allow us to utilize any of the tax deductions discussed.
Participation in the 2010 Plan
The grant of awards under the 2010 Plan to employees, consultants and directors, including any named executive officer, is subject to the discretion of the administrator of the 2010 Plan. As of the date of this proxy statement, there has been no determination by the administrator with respect to future awards under the 2010 Plan and, accordingly, future awards are not determinable. As of March 30, 2010, the fair market value of our common stock was $1.30 per share, which was the closing sales price on such date reported by the NYSE Amex.
Board of Directors Recommendation
The board of directors believes strongly that the approval of the 2010 Plan is essential to the Company’s continued success. The company’s employees are one of our most valuable assets. Equity-based awards such as those provided under the 2010 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above the stockholders are being asked to approve the adoption of the 2010 Plan.
The board of directors recommends voting “For” the approval of the adoption of the 2010 Stock Incentive Plan.

Proposal Three — Approval of the Amendment to the Company’s Amended and Restated Articles of Incorporation
Proposal
Our Board recommends that our stockholders approve an amendment to our Articles that would increase the number of authorized shares of common stock to 450,000,000. Each additional share of our common stock authorized will have the same rights and privileges as each currently authorized share of our common stock. Our Articles currently authorize the issuance of 300,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.
Reason for the Proposed Amendment
As Endeavour has moved from a start-up company in 2004, through several acquisitions in the North Sea through 2006 and now our expansion into the U.S., we continue to look for the flexibility to undertake these types of transactions to support our business model and planned future growth. We currently have several convertible securities outstanding, in addition to our common stock and outstanding options. We submit this proposal to ensure that an adequate supply of authorized shares is available to maintain our flexibility to undertake growth activities. We anticipate opportunities may arise in the future where we will need to issue additional shares in connection with acquisitions, financing transactions, incentive equity plans and for other corporate purposes that have not yet been identified.
The Board believes the 150,000,000 share increase in the authorized shares of common stock is in the stockholders’ best interest. If the amendment is approved, the additional authorized shares of common stock would be available for issuance in the future for corporate purposes, including, without limitation, financing, acquisitions, stock splits, stock dividends and management incentive and employee benefit plans, as the Board may deem advisable, without the necessity of further action, except as may be required by applicable law or relevant stock exchange regulations.
Additional stockholder approval will generally be required by the NYSE Amex for our Board to issue any of these additional shares if the number of shares to be issued in a single transaction exceeds 20% of our outstanding common stock and those shares are not issued in a public offering. In that case, the rules of the NYSE Amex would require us to obtain stockholder approval as a condition to listing the additional shares. The listing requirements of the NYSE Amex currently have a blanket exception from the stockholder approval requirement, however, for shares of treasury stock. We currently have 498,290 shares of treasury stock outstanding.
Amendment
As amended, the first paragraph of Section 4.01 of Article IV of our Articles would read as follows:
“The total number of shares of authorized capital stock of the corporation that the corporation shall have the authority to issue is Four Hundred & Sixty Million (460,000,000), of which Four Hundred and Fifty Million (450,000,000) shares having a par value of $0.001 per share shall be designated as Common Stock and Ten Million (10,000,000) shares having a par value of $0.001 per share shall be designated as Preferred Stock.”

General
We are required under Nevada corporate law to obtain approval from our stockholders to amend the Articles. This amendment, if approved by the stockholders, would become effective by the filing of an amendment to the Articles with the Secretary of State of the State of Nevada, which we anticipate filing as soon as reasonably practicable after the Annual Meeting.
The proposed amendment does not change the terms of the common stock. The shares of common stock to be authorized and issued will have full voting rights and the same rights to dividends and distributions. There are also preemptive rights regarding the shares of common stock.
The issuance of additional shares of common stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of diluting our current stockholders and could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. We are not aware of any attempts on the part of a third party to effect a change of control of the Company and we have not proposed the amendment in an attempt to benefit from any possible anti-takeover effects it may have.
As of March 31, 2010 we had approximately 161.3 million shares of common stock outstanding. Of those shares, approximately 5.1 million shares are restricted shares subject to vesting periods of up to three years. The remaining shares are freely tradable. In addition, approximately 2.8 million shares are issuable upon the exercise of presently outstanding stock options under our employee incentive plans and 0.9 million shares are issuable upon the exercise of presently outstanding options and warrants outside our employee incentive plans. Finally, 16.2 million shares are issuable upon the conversion of our convertible senior notes due 2012, 36.7 million shares are issuable upon conversion of our Series C Preferred Stock, based upon the conversion price of $1.25 per share, and 21.7 million shares are issuable upon conversion of our 11.5% convertible bonds, based on a conversion price of $2.36 per share.
Board of Directors Recommendation
The board of directors recommends voting “For” the approval of the Amendment to Articles.

Proposal Four — Ratification of Independent Auditor
Reasons for the Proposal
The Audit Committee of the board of directors has appointed KPMG as independent registered public accounting firm for the Company for the year ending December 31, 2010. The submission of this matter for ratification by stockholders is not legally required; however, the board of directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the board of directors on an important issue of corporate governance. If the stockholders do not ratify the appointment of KPMG, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee. Even after such reconsideration, however, the Audit Committee would not be required to appoint a different independent auditor. Moreover, even if the stockholders ratify the appointment of KPMG, the Audit Committee will not be prevented from appointing a different independent auditor.
KPMG served as our independent auditor for the audit of our financial statements for the year ending December 31, 2009. We initially engaged KPMG in 2004. A representative from KPMG is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.
Audit and Non-Audit Fees Summary
The total fees billed by KPMG for fiscal years 2009 and 2008 consisted of:

	2009	2008

Audit Fees (1)	1,236,296	$1,211,773
Audit-Related Fees (2)	—	108,590
Tax Fees (3)	258,862	154,407
All Other Fees	—	—

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.

(2)	Audit-related fees relate to professional services rendered for registration statements and offerings, including assistance with registration under the London Stock Exchange.

(3)	Tax fees relate to professional services rendered related to international tax compliance and consulting.
The Audit Committee approved 100% of the fees paid to KPMG for audit-related, tax and other fees and pre-approves all non-audit services to be performed by our principal accountant in accordance with the Audit Committee charter.
Board of Directors Recommendation
The board of directors recommends voting “For” the ratification of KPMG as independent auditor.

Executive Officers

Name	Age	Position
William L. Transier	55	Chief Executive Officer, President and Chairman of the Board of Directors

James J. Emme	53	Executive Vice President, North America

Carl D. Grenz	55	Executive Vice President, Operations

J. Michael Kirksey	54	Executive Vice President, Chief Financial Officer

Bruce H. Stover (1)	61	Executive Vice President, Business Development and New Ventures

John G. Williams	60	Executive Vice President, Exploration

Robert L. Thompson	63	Senior Vice President, Chief Accounting Officer and Corporate Planning

(1)	Mr. Stover retired as executive vice president effective March 1, 2010. He will continue his association with the Company as a consultant on strategic business development activities.
The following is a brief summary of the business experience of each of the above-named individuals:
William L. Transier — Mr. Transier has served as our chief executive officer and president and chairman of the board since September 2006. Prior to that, he served as our co-chief executive officer and director since our founding in February 2004. From November 2003 to February 2004, Mr. Transier was a founder and co-chief executive officer of NSNV, Inc. From 1999 to 2003, Mr. Transier was executive vice president and chief financial officer for Ocean Energy, Inc., an oil and gas exploration and production company, prior to its merger with Devon Energy Corporation. Mr. Transier began his career in public accounting with KPMG LLP, an international audit and business strategy consulting firm, where he rose to the title of partner and headed its energy practice. Mr. Transier is a director of Cal Dive International, Inc. and Helix Energy Solutions Group, Inc. He was also a director of Reliant Energy Inc. for the period December 2002 until June 2009. Mr. Transier is also a former chairman of the Natural Gas Supply Association, and former chairman of the Texas Department of Information Resources, having been appointed to that post by Texas Governor Rick Perry.
James J. Emme — James J. Emme joined us on January 20, 2010 as executive vice president, North America. Prior to joining Endeavour, Mr. Emme served as senior vice president exploration at Max Petroleum from September 2009 to January 2010 and president at Source Exploration, LLC from 2008 to 2010. He was also President and Chief Operating Officer from 2006 to 2008 for Elk Resources, Inc and he spent more than twenty years with Anadarko Petroleum Corporation serving as worldwide vice president of exploration and business development. Mr. Emme began his career at ARCO Oil & Gas in 1978. He is an active member of the American Association of Petroleum Geologists, the Rocky Mountain Association of Geologists and the Houston Geological Society. He also serves in various roles at the Colorado School of Mines.
Carl D. Grenz — Carl D. Grenz joined us on November 3, 2008. Prior to joining Endeavour, Mr. Grenz served as Chief of Global Production at BHP Billiton, a global diversified resources company, from 2006 to 2008. His additional roles at BHP Billiton included Onshore Operations Manager, Point of AYR Onshore Gas Terminal, United Kingdom from 1994 to 1998; Offshore Operations Manager, Liverpool Bay, United Kingdom from 1998 to 2001; Vice President, Director of Operations, Port of Spain, Trinidad, West Indies from 2001 to 2005; and Senior Operations Manager, Houston, Texas from 2005 to 2006. Mr.

Grenz also was Offshore Installation Manager from 1983 to 1988 and Senior Operations Superintendent from 1988 to 1991 for Hamilton Oil. Mr. Grenz began his career at Shell UK Exploration and Production in 1975.
J. Michael Kirksey — Mr. Kirksey joined us as executive vice president, chief financial officer on September 26, 2007. Mr. Kirksey served as Chief Financial Officer from 2006 through 2007 for Sirva, Inc., a moving and relocation company located in Chicago, Illinois. From 2004 through 2005, Mr. Kirksey was employed as Chief Financial Officer for ION Geophysical Corporation, an oil and gas technical services company located in Houston, Texas. Mr. Kirksey was Chief Executive Officer from 2000 to 2002 and Chief Financial Officer from 1997 to 2000 of Metals USA, Inc., a distributor and service provider of metal and metal components located in Houston, Texas. Mr. Kirksey began his career at Arthur Andersen & Co., an international audit and business strategy consulting firm, where he spent 13 years.
Bruce H. Stover — Mr. Stover served as our executive vice president, business development from February 2004 until his retirement in March 2010. He also led our operations group from February 2004 through September 2008. From 1997 to 2003, Mr. Stover was senior vice president, worldwide business development for Anadarko Petroleum Corporation, an oil and gas exploration and production company. Mr. Stover joined Anadarko Petroleum Corporation in 1980 as chief engineer and in 1989 he was named president and general manager for Anadarko Algeria Corporation where he led the company’s start-up operations in Algeria. In 1993, he was named vice president, acquisitions and in 1997 that position evolved into vice president, worldwide business development. Mr. Stover began his career with Amoco Production Company, an oil and gas exploration and production company, in 1972. A member of the Society of Petroleum Engineers, he is active in a number of organizations at the University of Oklahoma including the Board of Visitors-College of Engineering, the Dean’s Advisory Board-School of Petroleum & Geological Engineering and the President’s Associates Council. In November 2009, he was elected to the board of directors of Bristow Group, Inc.
John G. Williams — Mr. Williams joined us on October 1, 2007. Mr. Williams served as Exploration Vice President for Index Oil & Gas Inc. from August 2006 until September 2007. Index Oil & Gas Inc. is a Houston, Texas-based independent energy company. Prior to joining Index Oil & Gas Inc., Mr. Williams was with Conoco and then ConocoPhillips from 1980 until 2006, where he served in a variety of leadership positions, including Manager, Exploration Geoscience from 2003, and Global Chief Geophysicist from 2002. Mr. Williams is a member of the Association of Petroleum Geologists and is an AAPG-certified Professional Geologist. He is also a member of the Society of Exploration Geophysicists and the Petroleum Exploration Society of Great Britain. He is a member and former chairman of the Geoscience Advisory Board, University of Arkansas, Fayetteville.
Robert L. Thompson — Mr. Thompson has served as our vice president, chief accounting officer and corporate planning since March 2004; he was promoted to senior vice president on June 5, 2007. From 2001 to 2003 Mr. Thompson served as vice president and controller of Ocean Energy, Inc., an oil and gas exploration and production company, and from 2000 to 2001 Mr. Thompson served as senior consultant on finance and economics at Cambridge Energy Research Associates, an advisory firm focused on the energy industry. Mr. Thompson spent the majority of his career with Oryx Energy Company, an oil and gas exploration and production company, and its predecessors. His positions there included Director-Financial Analysis, Director-Business Planning and Acquisitions, and Controller and Vice President-Planning. Mr. Thompson is a certified public accountant.

Corporate Governance
Directors are expected to make every effort to attend each board meeting and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference will be permitted if necessary. Directors are also expected to make every effort to attend in person the Annual Meeting of Stockholders. Our board of directors held 19 meetings during 2009. Each director attended all board meetings during his or her tenure of service, except Messrs. Seitz, Nergaard and Connally who each attended 18 meetings and Dr. Clark who attended 17. Each director attended at least 75% of the aggregate total number of committee meetings on which such director served during his or her tenure of service in 2009. All of the directors attended the 2009 Annual Meeting of Stockholders. Our board of directors is comprised of a majority of independent directors as required by the rules of the NYSE Amex. The board has determined that Ms. Quinn and Messrs. Clark, Connally, Erikson, Hue Williams and Nergaard are “independent” as that term is defined by the rules of the NYSE Amex and the SEC. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the person or organizations with which the director has an affiliation.
In particular, in 2009, the Board evaluated Mr. Hue Williams’ status as a compliance consultant to Lambert Energy Advisory Limited, an energy financial consulting company to which we paid fees totaling $1,940,946 in 2009. Lambert Energy and its subsidiaries provide us with ongoing financial advisory services as well as specific transaction-related services. Mr. Hue Williams’ consulting services to Lambert Energy are limited in scope to compliance issues. The subject matter upon which Mr. Hue Williams consults has no bearing upon the financial advisory services provided to the Company and he receives no compensation from Lambert Energy related to the services provided by Lambert Energy to the Company.
Also, prior to Mr. Erikson’s election as a Class II director in February 2010, the Board evaluated his status as Chairman of the Board of Directors of Cameron International Corporation to which we paid $28,412 in 2009. Cameron International is a supplier of flow equipment, systems and services to worldwide oil, gas and process industries. The Board determined that, per exchange rules, these transactions did not affect Mr. Erikson’s independence and did not exceed established thresholds.
As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Messrs. Seitz and Transier, none of our directors has any material relationships with the Company or its subsidiaries, and that all such directors are independent of the Company under the standards set forth by the NYSE Amex and the SEC. Accordingly, as required, a majority of the members of the Board are independent. Messrs. Seitz and Transier are not independent because of Mr. Transier’s employment as an executive and Mr. Seitz’s former employment as an executive and former consulting agreement with the Company. This independence determination is analyzed annually to promote arms-length oversight.
The board of directors currently has the following standing committees:

Audit Committee
The Audit Committee consists of Ms. Quinn and Messrs. Connally, Hue Williams and Nergaard. Ms. Quinn serves as chairman of the Audit Committee. While the board has determined that all members of the audit committee are qualified to serve as financial experts, Ms. Quinn is the designated audit committee financial expert. The Audit Committee held nine meetings during 2009. The board of directors has determined the all of the members of the Audit Committee are independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the NYSE Amex. The Audit Committee is appointed by the board of directors to assist the board in oversight of (i) the integrity of our financial statements; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the performance of our internal audit function and supervision of our independent auditors; and (iv) the review of our independent auditors’ qualifications and independence. The Audit Committee charter is available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. The report of the Audit Committee is set forth beginning on page 46.
Compensation Committee
The Compensation Committee consists of Ms. Quinn and Messrs. Clark, Connally and Erikson. Mr. Connally serves as chairman of the Compensation Committee. The Compensation Committee held five meetings during 2009. The board of directors has determined that all of the members of the Compensation Committee are independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the NYSE Amex. The Compensation Committee is appointed by the board of directors and has overall responsibility for reviewing, evaluating and approving our executive officer compensation arrangements, plans and policies. The Compensation Committee charter is available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. The report of the Compensation Committee is set forth beginning on page 45.
The Compensation Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers, under the charter adopted by the board of directors. The Compensation Committee has the sole authority to approve to the extent the Committee determines necessary or appropriate the following compensation items based on such evaluation for our executive officers: (i) annual base salary level; (ii) annual incentive opportunity level; (iii) long-term incentive opportunity level; (iv) employment agreements and severance arrangements; and (v) any special or supplemental benefits, a significant portion of which should be, in the committee’s view, equity-based compensation, intended to align the employees’ interests with those of our stockholders. The Compensation Committee has the sole authority to decide whether to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee has delegated administration of compensation programs applicable to employees who are not executive officers to the chief executive officer of the Company.

Governance and Nominating Committee
The Governance and Nominating Committee consists of Messrs. Clark, Hue Williams, Erikson and Nergaard. Dr. Clark serves as chairman of the Governance and Nominating Committee. The Governance and Nominating Committee held four meetings during 2009. The board of directors has determined the members of the Governance and Nominating Committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the NYSE Amex. The Governance and Nominating Committee is appointed by the board of directors to (i) assist the board in identifying individuals qualified to become board members and to recommend to the board individuals to be nominees for election at the annual meetings of stockholders or to be appointed to fill vacancies; (ii) recommend to the board director nominees for each committee of the board; (iii) advise the board about appropriate composition of the board and its committees; (iv) recommend corporate governance guidelines and assist the board in implementing those guidelines; and (v) assist the board in its annual review of the performance of the board and its committees. The Governance and Nominating Committee charter is available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
Qualification and Nomination of Director Candidates
The Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election as directors to the board of directors. In February 2007, the Governance and Nominating Committee recommended Board Governance Guidelines which the board of directors approved. Among other governance matters, the Board Governance Guidelines set forth our board membership criteria. The Board Governance Guidelines are available on our website at www.endeavourcorp.com. The Governance and Nominating Committee is responsible for reviewing, with the board on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the board. This assessment includes issues of diversity, age, and skills. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The skill set of the overall Board provides a basis for the evaluation and establishes guidelines for an overall set of skills inherent in the group of members of the board. In all cases, the skills an individual brings to the Board should be considered in the context of the overall needs for expertise on the Board. Each member brings a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of collegial interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure. The skills which we seek in a nominee fall into the two primary areas of business skills and interpersonal social skills. In considering candidates for the Board, the Governance and Nominating Committee will identify the personal characteristics needed in a director nominee so that the Board as a whole will possess the Qualifications of the Board as a Whole as identified in the Board Governance Guidelines and as needed on the Board at the time of the selection of a director nominee. It is expected that the characteristics needed in a director nominee will depend on the skills of current directors and the current needs of the Company. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance and Nominating Committee. The Governance and Nominating Committee shall consider, through such means as it considers appropriate, potential director nominees thought to possess the Business Skill Set and the Individual Personal and Social Skill Set as identified in the Board Governance Guidelines.
Recommendation or Nomination of Directors by Stockholders
The Board Governance Guidelines and the Governance and Nominating Committee charter provide proper procedures for identifying director nominees. The Board Governance Guidelines and the Governance and Nominating Committee charter are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing in care of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. The written notice should contain the name and address of the stockholder recommending the candidate, the candidate’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules, and an indication of the individual’s willingness to serve as a director. The Governance and Nominating Committee will consider all candidates recommended by any stockholder who complies with the foregoing procedures on the same basis as candidates recommended by our directors and other sources.
Code of Business Conduct
We have adopted a Code of Business Conduct which applies to all employees, including all executive officers. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. The Code of Business Conduct is posted on our website at www.endeavourcorp.com under the “Investor Relations-Corporate Governance” caption.
Board Leadership Structure
William L. Transier serves as both our Chairman of the Board and Chief Executive Officer. The Board believes that independent oversight of management is an important component of an effective board of directors. The independent Board members have determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served the Company well since inception. The independent Board members believe that because the Chief Executive Officer is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the Chief Executive Officer is the director best qualified to act as Chairman of the Board. The Board retains the authority to modify this structure to best address the Company’s circumstances, and so advance the best interests of all stockholders, as and when appropriate.

Our Board’s Role in Risk Oversight
Our Board generally administers its risk oversight function through the board as a whole. Our Chief Executive Officer, who reports to the Board, and the other executives named in this proxy statement, who report to our Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executives attends the meetings of our Board, where the Board routinely receives reports on our financial results, the status of our operations and our safety performance, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from our Chief Accounting officer, Chief Financial Officer and other senior financial officers who review our contingencies, significant transactions and subsequent events, among other matters, with management and our independent auditors.
Directors’ Continuing Education
The Company’s director education policy can be found in the Board Governance Guidelines and encourages all members of the board of directors to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board of directors as well as their responsibilities in their specific committee assignments. The director education policy provides that the Company will reimburse the board of directors for all costs associated with attending any director education program.
Messrs. Clark and Transier have each achieved the Certificate of Director Education from the National Association of Corporate Directors (“NACD”) Corporate Directors Institute.
In March 2010, Mr. Seitz completed the “3rd Annual Energy Directors Conference” sponsored by the Corporate Directors Institute, Rice University and Fulbright & Jaworski.
In October 2009, Ms. Quinn participated in the “2009 Annual Boardroom Summit”, sponsored by NYSE Euronext and Corporate Board Member Magazine.
Director Service on Other Boards
Recognizing the substantial time commitment required of directors, we expect that directors will serve on the boards of other public companies only to the extent that, in the judgment of our board, such services do not detract from the directors’ ability to devote the necessary time and attention to Endeavour. Generally, directors who serve as chief executive officers, or CEOs, should not be on the boards of more than three other public companies, and all other directors should limit their service to no more than five public company boards.

Directors Who Change Job Responsibilities
An individual director who changes the principal employment position he or she held when elected to the board should notify the chairman of the Governance and Nominating Committee. This policy is not intended to require any director who changes employment to step down. There should, however, be an opportunity for the board via the Governance and Nominating Committee to review the continued appropriateness of board membership under these circumstances.
Term Limits and Retirement
We do not believe there should be term limits on service as a director on our board. While term limits could help ensure fresh ideas and viewpoints, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the board as a whole. As an alternative to term limits, the Governance and Nominating Committee, in consultation with the Chairman, reviews the propriety of each director’s continuation on the board at the conclusion of his or her term
Stock Ownership Guidelines
The board of directors believes that significant stock ownership in Endeavour by our executive officers and directors leads to a stronger alignment of interests between management and stockholders and will result in enhanced stockholder value. In February 2007, the board adopted stock ownership guidelines expressed as a multiple of annual base salary for executive officers and annual retainer for directors as follows:

Position	Stock Ownership Level
CEO	5X
All Other Executive Officers	3X
Directors	2X
Directors and executive officers have five years from the adoption of these guidelines, or from taking office, whichever is later, to reach the applicable Stock Ownership Level.
Until the applicable Stock Ownership Level is met, upon the vesting of a restricted stock award and after the payment of taxes due as a result of vesting, the officer or director is required to hold the net vested shares. Net vested shares are the shares remaining after payment of the applicable taxes owed as a result of vesting of the restricted stock. The officer or director will not be required to accumulate any shares in excess of the number of shares owned once the value of shares owned reaches the Stock Ownership Level, regardless of subsequent changes in price of the shares. However, the officer or director may only sell shares, other than as required for the payment of taxes due as a result of a vesting, if, after the sale of shares, the officer or director will still be in compliance with the Stock Ownership Level under these guidelines as of the day the shares are sold based on current share price and compensation level.
In the event of personal hardship, the compensation committee of the board of directors has authority to approve deviations from these guidelines.

Director Compensation
Compensation for non-employee (“outside”) directors was reviewed on December 9, 2009. The Company was determined to be in line with other publicly traded exploration and production companies of a similar market capitalization, its peer group, and compensation remains substantially unchanged for 2010:

	2009	2010

Upon first appointment or election to the board	• 20,000 shares of restricted common stock	• 80,000 shares of restricted common stock
• options to purchase 20,000 shares of common stock (1)

Annual compensation	• $50,000	• Unchanged

• 80,000 shares of restricted common stock

Attendance fees — board meeting	• $2,000	• Unchanged

Attendance fees — committee meetings	• $1,500	• Unchanged

Audit committee chairperson fee	• $15,000	• Unchanged

Committee chairperson fee for committees other than audit	• $10,000	• Unchanged
The restricted stock and options vest in equal annual increments over a term of three years.
Directors’ fees are paid on a quarterly basis. Our directors have the option of making an annual election to receive, in lieu of cash fees, shares of common stock equal in value to 125% of the cash payment that they would have otherwise received.

(1)	No new directors were elected to the Board in 2009.

The following table provides compensation information for the year ended December 31, 2009 for each non-employee member of our board of directors. Mr. Transier does not receive additional compensation for services as a director and his compensation is discussed in “Executive Compensation”.

	Fees Earned or Paid in
	Cash		Stock Awards	Option Awards	Total
Name	($)		($) (2)	($) (2)	($)

Thomas D. Clark, Jr.	$134,750	(1)	59,200	—	193,950

John B. Connally III	117,000		59,200	—	176,200

Charles J. Hue Williams	134,750	(1)	59,200	—	193,950

Nancy K. Quinn	155,375	(1)	59,200	—	214,575

Leiv L. Nergaard	105,500		59,200	—	164,700

John N. Seitz	86,000		59,200	—	145,200

(1)	For the year 2009, Ms. Quinn and Messrs. Clark and Hue Williams elected to take shares in lieu of cash payments for all fees earned. These shares of common stock are equal in value to 125% of the cash payments these directors would have otherwise received.

(2)	These amounts represent the fair market value on the date of grant. See Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.
The following table presents the grant date fair value of each award made to non-executive directors during 2009 and the aggregate number of share awards outstanding at December 31, 2009.

	Year Ended December 31, 2009		At December 31, 2009
	Aggregate Grant Date		Aggregate
	Fair Value for	Aggregate Grant Date	Number of	Aggregate Number of
	Restricted Stock	Fair Value for Stock	Stock Awards	Stock Options
Name	Awards	Option Awards	Outstanding	Outstanding
Mr. Clark	$59,200	$—	116,666	40,000
Mr. Connally	59,200	—	116,666	80,000
Mr. Hue Williams	59,200	—	123,332	40,000
Ms. Quinn	59,200	—	116,666	80,000
Mr. Nergaard	59,200	—	93,333	20,000
Mr. Seitz	59,200	—	110,000	—
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the objectives of our executive compensation program, including the behaviors and results it is designed to encourage and reward; it discusses the elements of our executive compensation program and their purposes; and explains how we make compensation decisions, in general and in fiscal 2009.

Business Context
We are an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties with operations onshore in the United States and in the United Kingdom sector of the North Sea. The oil and gas exploration and production segment of the international energy industry is highly complex, requiring a broad spectrum of technical, management and commercial skills in order to succeed.
We were founded as a startup competitor in an established market to take advantage of an industry transition as major integrated companies restructured their portfolios away from more mature producing areas. Our strategy involved continued pursuit of niche opportunities in the North Sea and the US that were viewed as marginally economic by the large players already in each market. In addition to competing against a number of companies of significant size and scale that have been operating in the market for many years, we have seen an influx of newcomers to the market that seek to capitalize on the changing industry dynamics. We have recently undergone an important shift in our business strategy, as evidenced by our recent entrance into the onshore United States market.
In order to execute our business strategy, we must attract and retain highly qualified and technically proficient executives and key employees, competing for a limited talent base with both major and independent oil and gas companies worldwide. As a smaller, expanding organization, we seek individuals who are more entrepreneurial in their business approach and are willing to accept the risk associated with an evolving business venture, but also have the capacity and experience to be involved in a much larger organization.
We operate in a very cyclical industry because of volatility in demand and prices for oil and gas. We rely on our executive team to develop, maintain and execute our strategy over the long-term in order to build significant stockholder wealth — through the up and down cycles of the industry. The skills, technical requirements, experience and personal qualities of the executives needed to successfully manage this type of business are currently in very high demand, given the strength of commodity prices and worldwide demand for energy. This high demand for energy and qualified executives presents a significant management challenge for all participants in the industry.
Our executive compensation programs have been designed and are administered to support our long-term strategic objectives and to address the unique characteristics of the competitive market for talent in our industry. The compensation packages of our named executive officers recognize our need to hire and retain experienced, talented personnel to execute the business strategy for an exploration and production company operating in multiple countries. The strategic concepts that launched Endeavour and led to our growth over the last several years represent the combined vision, insight and worldwide energy industry knowledge of the highly experienced management team we have assembled. We continue to compete for executive talent with much larger, established companies and may pay premiums to attract and retain personnel and compensate for the inherently riskier nature of a newer and smaller company. Our Compensation Committee annually reviews and approves compensation arrangements of all executive officers in conjunction with a review of the evaluation of their performance.
The Purpose of Our Executive Compensation Program
The purpose of our executive compensation program is to provide a meaningful reward system that motivates our executives to be good stewards over our stakeholders’ and stockholders’ interests. It is also intended to provide a competitive total reward program that allows us to attract and retain qualified executive talent from among the pool of talent in our industry, and among other industries, as appropriate.

Our executive compensation programs are intended to provide incentives for executives to:
•	Continue to grow our business in alignment with our stated long-term strategy;

•	Build significant stockholder wealth over the long-term;

•	Deliver annual performance that reflects the execution of our stated strategy based on annual goals;

•	Focus on delivering results as a leader in safety and environmental performance;

•	Remain with us over the long-term; and

•	Reflect the value we place on innovation and personal contribution.
Our Philosophy
Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our entrepreneurial environment. The program for executive officers, which consists of base salary, performance-based annual bonus and long-term stock-based incentive awards, is designed to promote the strategic objectives that are critical to our long-term success while closely aligning the interests of our executives with the interests of our stockholders. The Compensation Committee’s philosophy in establishing executive compensation programs is:
•	Compensation programs should be designed to allow us to attract and retain very experienced and high caliber professionals and executives in the oil and gas industry. This is a challenge to all in our industry, but we strongly believe that the attraction and retention of highly qualified executive talent is a key to the execution of our strategy. As we seek to expand our operations, we have designed our compensation program to attract the type of executive who has the talent and experience to successfully carry out our business model.

•	Compensation programs should relate to both individual and Company performance. We believe that our compensation programs should provide the opportunity for our CEO and other executive officers to earn performance-based compensation that is competitive with similarly situated executives of other public companies within the oil and gas industry in the U.S. and European markets. To help ensure that we understand the competitive environment, the Committee has retained Hewitt Associates as an compensation consultant to assist with this competitive analysis. While we believe that the definition of competitors should generally consider companies in our peer group of similarly situated oil and gas companies, we also recognize that it is difficult to limit the definition to that universe since the competition for talent often crosses many segments of the industry and several different countries.

•	Compensation programs should closely align the interests of executives with those of stockholders. For this reason, we have designed programs that base a significant portion of executive compensation on stock-based incentive awards. We believe that this strong focus on equity compensation best reflects our place in the business cycle and provides the best opportunity for attracting the right mix of executive talent.

•	Compensation programs should reflect our place in the business cycle and the accompanying risk profile of the business. We understand that a company in a growth mode of the business cycle generally represents greater career risk to employees than employment at a mature energy company. For this reason, our incentive compensation programs provide for a higher percentage of at-risk compensation for our executives. Similarly, we generally de-emphasize executive benefits and perquisites compared to more mature companies in our industry.

Factors Influencing Compensation
Market Data
During 2009, the Compensation Committee retained Hewitt Associates as an independent compensation consultant to assist it with a market analysis and provide it with general consulting services. Hewitt provided the Compensation Committee with market data to assist with its determination of compensation. However, the market data was only used as a benchmark for reference, and the Compensation Committee did not target a specific percentile within the market data. The market data reflected compensation provided at other similarly-sized companies within the exploration and production industry. The following “peer group” companies were included:
U.S.-based Companies:
ATP Oil & Gas Corporation
Carrizo Oil & Gas, Inc.
Denbury Resources Inc.
Forest Oil Corporation
Harvest Natural Resources, Inc.
Newfield Exploration Company
Stone Energy Corporation
Swift Energy Company
U.K.-based companies:
Cairn Energy
Dana Petroleum
JKX Oil and Gas
Premier Oil
SOCO International
Tullow Oil
Venture Production
Company Performance — 2009
The Compensation Committee believes an assessment of Company performance is a key element in determining compensation for the executive officers. After discussions with the CEO, the Compensation Committee evaluated the Company performance independently. The Compensation Committee conducted a detailed analysis of company performance in a number of areas including:
•	Continued execution of the development program. The Company’s three major development projects, the Rochelle, Cygnus and Columbus development fields in the UK sector of the North Sea, continued to progress with field development plans submitted for review and approval by the UK regulatory authorities.

•	Success of the exploration program. We had continued successful appraisal drilling at our Rochelle and Cygnus development projects.

•	Optimizing value of our Norwegian operations. The sale of our Norwegian operations provided significant returns over our investment in Norway and allowed Endeavour to pursue US onshore opportunities through acquisition or Joint Ventures reducing its interests in higher risk exploration.

•	Improving the Company’s portfolio through business development. Our expansion into the U.S. allows us to include projects that have a lower cost and short lead-time to first production than our operations in the North Sea.

•	Maintain existing production. The Company successfully managed production during 2009, meeting our goals and guidance established at the beginning of the year.

•	Managing both operational and G&A expenses. The Company reduced operating expenses from 2008 and controlled general and administrative expenses, keeping 2009 costs in line with 2008.

•	Simplifying and strengthening our capital structure. With cash flow from operations and our Norwegian operations sale, we repaid a portion of outstanding debt, redeemed a portion of our outstanding preferred stock and eliminated certain anti-dilution provisions in the outstanding preferred stock
Overall, the Compensation Committee evaluated 2009 as a very successful year. Consequently, bonus funding was generally at or slightly below target and higher than 2008, which was slightly below target. 2009 stock-based incentive awards were granted in early 2009 and therefore, the grant date values did not reflect 2009 performance, but the ultimate value realized from these grants will reflect the future value of our common stock, linking performance to the ultimate value received.
Individual Performance
The Compensation Committee believes that individual performance should be a key factor in determining compensation. The Compensation Committee evaluated individual performance independent of Company performance for 2009.
The Compensation Committee does not use a formulaic approach to apply these factors, but takes the Company performance into consideration along with individual performance, market data, competition for qualified talent, compensation history and internal equity, and applies its discretion in determining compensation levels.
Elements of Executive Compensation
The following describes the primary elements of our executive compensation program and the influence of our philosophy on those elements.
Base Salary
All of our employees are paid a base salary which represents a fixed sum of compensation due the individual in return for their service to us. In establishing base salaries for the executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, personal compensation history, the base salaries typically paid for similar positions within the oil and gas industry and the geographic location of our offices.
Our Compensation Committee reviews the base salary of our CEO and all other executive officers periodically to ensure that a competitive position is maintained. Changes made to executive salaries usually occur annually, but may be more or less frequent based on the situation. Generally, our CEO recommends to the Compensation Committee changes to salaries for executive officers other than himself, while the Committee independently considers and approves changes to our CEO’s salary. The Compensation Committee independently reviews the market data provided by Hewitt, our compensation consultant considers the CEO’s recommendations and then makes its own independent determinations for our executives. There has been no change in the CEO’s base salary since he was elected to the role in September 2006.
Based on the Compensation Committee’s review of the above discussed factors and independent judgments, there were no changes made to the salaries of our named executive officers in 2009 except for Mr. Williams and Mr. Kirksey. Mr. Williams was provided an increase of $25,000 (6.25%) in January 2009 to reward the significant success our North Sea exploration achieved in 2008. Mr. Kirksey was provided an increase of $50,000 (14.3%) to his base salary effective January 2009 to bring his compensation in line with the other Executive Vice Presidents and to reward his continued outstanding performance in ensuring adequate capital for the Company to execute its business strategy.
Annual Bonus for 2009 Performance
Annual bonuses are used to focus our management on achieving key corporate objectives, positioning us for long-term growth, motivating certain desired individual behaviors and rewarding substantial achievement of our objectives and individual goals. Executive positions have an annual bonus target range that reflects their level of responsibility in the organization and industry practices. For 2009, the individual annual bonus targets remained unchanged at 60 percent of base salary for executive vice presidents and 100 percent of base salary for our chief executive officer. The Compensation Committee has set these levels to provide linkage between performance and compensation. In this way, compensation can be adjusted from year to year reflective of both Company and individual performance. The Compensation Committee has set the bonus target for the CEO higher than that of the other executive officers to reflect the Compensation Committee’s belief that the CEO should have a greater portion of compensation tied to the success of the Company. The Compensation Committee considers individual performance as well as corporate financial performance in determining the amount of an executive’s annual bonus. Our approach in administering the annual incentive program is non-formulaic and does not include specific objective measures. We believe this provides needed flexibility to address the unique aspects of our Company as an entity in an early growth cycle and motivate the executives to respond to the changing market and maximize long-term performance.
In 2009, bonus amounts were recommended to the Compensation Committee by our CEO for the senior and executive vice presidents based upon his overall assessment of the Company’s 2009 performance and individual performance. The CEO recommended and the Committee approved bonuses at approximately 85 percent of target for the other executive officers based on the successful metrics outlined above. The Compensation Committee considered the recommendations along with the market data provided by Hewitt, and then exercised independent judgment to set the bonuses. The higher relative bonuses in 2009 reflect the Compensation Committee’s recognition of a significant improvement in company performance from 2008.

	Percent of
Officer	Target Earned	Comments

William L. Transier	150%	Assessed based on the overall performance of the Company in relation to the 2009 goals that were achieved and significant involvement in sale of Norway, renegotiation and redemption of Series C Convertible Preferred Stock and initiation of U.S, portfolio. All three represent significant strategic steps for the Company.

Carl D. Grenz	85%	Continued efforts to bring North Sea developments on line.

J. Michael Kirksey	100%	Played a key role in simplifying capital structure and maintaining capital flexibility for our operating activities.

Bruce H. Stover	120%	Played a key role in expanding our operations into the US.

John G. Williams	78%	Played a key role in the sale of Norway and appraisal drilling successes in 2009.
These bonuses for 2009 performance were paid in 2010.
Stock-Based Incentive Compensation — 2009 Grants
We generally use a combination of restricted stock, stock options and other stock-based compensation to reward long-term performance, encourage the achievement of superior results over time, align executive and stockholder interests, and retain executive management. In late 2008, the Compensation Committee altered the design for the long-term incentive portion of our compensation program. The Compensation Committee sought to simplify the program and manage shareholder dilution while maintaining the focus on stock price performance. The Compensation Committee approved the structure and amount of the awards after reviewing a proposal from management, considering market data prepared by Hewitt, considering individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. In January 2009, the Compensation Committee granted the executives long-term incentive awards structured as set forth in the following table:

		Percentage of
		Total Award
Type of Award	Vesting Period	Value

Restricted Stock	Time based, one-third per year	32.5%

Stock Options	Time based, one-third per year with the exercise price set based on the closing price on the date of the grant.	12.5%

Cash Performance Target Award	Time based, one-third per year. Cash award made based on the average closing stock price for the last 20 trading days prior to the vesting date:
	• If average stock price is greater than or equal to $1.20 at the end of each period, 200% of target is paid.	55%
	• If average stock price is between $0.60 and $1.19 at the end of each period, between 100% and 200% of target is paid.
	• If average stock price is between $0.30 and $0.60 at the end of each period, between 50% and 100% of the target is paid
	• If the average stock price is less than $0.30 at the end of each period, no award is earned.

The 2009 program continues a balanced approach to long-term incentives which aligns executives with stockholders, provides incentives tied to performance, and serves as a retention vehicle.
The structure of our long-term incentive awards reflects the Compensation Committee’s view that the purpose of the executive’s equity compensation should strengthen alignment with stockholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee determined that the proper recognition of executive performance in light of the current stock prices should be heavily weighted on long-term incentives which serve to reward executives while aligning their interests with the stockholders.
To determine the size to grant, the Compensation Committee considers corporate financial and stock price performance but does not employ a specific formula. In addition, the Compensation Committee considers individual performance and the value of previous stock grants when determining the grant sizes for executive officers. The Compensation Committee considers recommendations from our CEO when making decisions regarding the granting of equity compensation to executive officers. Such guidance is based on his assessment of annual contributions and overall value to us and the achievement of our objectives. As with the CEO’s recommendations on base salary and bonus, the Committee considers his recommendations and then exercises independent judgment to make the final determinations of the individual awards to the Named Executive Officers.
In early 2009, the Company based its decisions on company and individual performance in 2008. The grants to each individual were as follows:

			Cash
	Restricted	Stock	Performance
Officer	Shares	Options	Award	Comments

William L. Transier	375,000	340,909	$825,000	The Committee desired to provide a significant performance tie to longer-term performance

Carl D. Grenz	50,000	45,455	$110,000	Reduced award due to recently receiving sign-on award for late 2008 hire

J. Michael Kirksey	175,000	159,091	$385,000	Generally reflective of his position in our industry

Bruce H. Stover	150,000	136,364	$330,000	Generally reflective of his position in our industry

John G. Williams	200,000	181,818	$440,000	Generally reflective of his position in our industry

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Generally, we grant equity compensation annually at the beginning of the year and upon initial employment with us. At its December meeting, the Compensation Committee approves equity compensation grants to be issued generally on the first business day of the next year. Grants for newly hired employees, or promoted employees, are approved by the Compensation Committee for executive officers and by the CEO for all other employees. Stock option exercise prices are set at the closing price on the date of grant or higher. The Compensation Committee encourages executives to maintain ownership of our stock and/or to hold unexercised options after vesting. See “Stock Ownership Guidelines” for specific ownership guidelines for our named executive officers, directors and other employees.
Stock-Based Incentive Awards Program — 2010
In late 2009, the Compensation Committee altered the design for the long-term incentive program. The Compensation Committee sought to further manage shareholder dilution, while maintaining the focus on stock price performance, by eliminating the use of stock options. In January 2010 the Compensation Committee granted the executives long-term incentive awards structured as set forth in the following table:

		Percentage of Total
Type of Award	Vesting Period	Award Value

Restricted Stock	Time based, one-third per year	40%

Cash Performance Target Award	Cash award made based on one month average closing stock price at end of each year during three year period	60%
The 2010 program continues a balanced approach to long-term incentives which aligns executives with stockholders, provides incentives tied to performance, and serves as a retention vehicle.
Perquisites and Personal Benefits
We provide our executive officers the same employee benefits that we provide to all full-time employees, such as health, disability and life insurance. In addition, Mr. Grenz, who transferred to our London office in 2008, is provided housing and a foreign-service premium to offset the higher cost of living in London. This arrangement is in line with our International Assignment Policy which is available to all employees on full time international assignment.
In 2009, Mssrs. Stover and Williams repatriated to the United States and ended their international assignment status. Mr. Stover returned in June and Mr. Williams returned in September. At the time of their repatriation, all benefits provided under the International Assignment Policy ceased.
We provide a 401(k) savings plan for all employees. Our executive officers participate on the same level as all employees, with Company matching of contributions up to $9,800 for 2009, which was four percent of compensation up to the maximum annual compensation limit of $245,000 in accordance with Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).
International Assignment Policy
We recognize that execution of our business strategy may require certain U.S. employees to spend extended time in our London and Aberdeen offices. For employees, including executives, assigned to job duties outside their country of permanent residence, we have an international assignment policy designed to achieve:
•	fair and equitable treatment between employees on international assignments and their home-country counterparts;

•	compliance with applicable legal statutes in countries of operation; and

•	cost effective, common and consistent policies and procedures.
Under this policy, we pay reasonable travel and moving costs associated with moving to, or returning from, the host country and housing costs in the host country. Upon acceptance of the international assignment, the employee will generally be eligible for a foreign-service premium. This premium is a based on a cost-of-living index that is prepared by an independent firm. The foreign-service premium recognizes the higher costs of goods and services in the host country. The employee and Company jointly contribute to the costs of taxes in the host country in a manner designed to ensure that the total tax burden of international assignment generally approximates the tax burden the employees would have paid with respect to their incomes from the Company had they remained in their home countries.
As outlined in our international assignment policy, Messrs. Stover and Williams were eligible for Company-provided housing, a foreign-service premium to offset the higher costs for goods and services in London and tax equalization payments until their repatriation. These costs are considered taxable compensation.
Extensive Travel Policy
Given the international nature of our business, certain U.S. employees may be required to spend extended time in our foreign offices assigned to those offices. For these employees, we have and extensive travel policy that provides an excess travel payment and a per diem amount as follows:
•	Excess Travel Payment — 1% of base pay for each 10 day period the extensive traveler is away from their permanent residence and is taxable compensation. This payment is in addition to the normal performance bonus the Company may from time to time have in effect.

•	Per Diem Payment — per diem reimbursement, as outlined by the IRS, for their travel days, and is not considered taxable income.
Severance Benefits
We provide severance benefits through our chief executive officer’s employment agreement and through change-in-control agreements with each of our remaining executive officers. These agreements provide for severance compensation to be paid if employment is terminated under certain conditions, such as at the executive’s election for “good reason” following a change in control or a termination by us other than for “misconduct” or “disability”, each as defined in the agreements. Additionally, our long-term incentive grant agreements provide for accelerated vesting of equity awards upon the occurrence of a change in control. These provisions are generally based on market practices as provided to us by Hewitt and assist us in recruiting and retaining the members of the executive team. Please read “Executive Compensation — Employment, Change in Control and Severance Agreements” for a description of the material terms of the employment agreements and the change in control provisions of the stock grant agreements.

Oversight of the Executive Compensation Programs and Compensation Committee Membership
Our executive compensation program is administered by the Compensation Committee of our board of directors. The Compensation Committee members include Mr. Thomas D. Clark, Jr., Ms. Nancy K. Quinn and Mr. John B. Connally III, who serves as the committee chair.
The Compensation Committee’s responsibilities include:
•	Evaluating and approving the Company’s overall compensation strategy;

•	Annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for the Company’s CEO;

•	Annually reviewing the performance of and setting the compensation for the other executive officers after considering the CEO’s recommendations; and

•	Reviewing and approving annual incentive payouts and long-term incentive awards under our plans.
A more complete description of the Committee’s responsibilities and functions is set forth in the Committee’s charter, which can be found on our website at http://www.endeavourcorp.com.
Consistent with the listing requirements of the NYSE-Amex, the Compensation Committee is composed entirely of independent, non-employee members of the board of directors. Each year, the Compensation Committee reviews any and all relationships that each director may have with us and the board of directors reviews the Compensation Committee’s findings.
Accounting and Tax Implications
Section 162(m) of the Code limits the deductibility of certain items of compensation paid to our named executives to $1,000,000 annually. When stock awards vest or are otherwise includible in the taxable compensation of the affected executives, we may not be able to recognize current or future tax benefits that would be available to us related to such awards. Currently, this is not an issue for us because we have no taxable income in the United States.
We expense stock awards under the fair value method rather than the intrinsic value method. This will result in higher expenses for our stock option awards. When considering the design of compensation programs, the Committee considers the potential accounting implications of the design and seeks to ensure the design does not have a significant adverse affect on our income statement.
Executive Compensation
Summary Compensation Table
The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 2009 for our CEO, our Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”). All of the Named Executive Officers were employed in their positions with us at December 31, 2009.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

			(6)	(7)	(7)	(8)
William L. Transier (1)	2009	800,000	1,200,000	202,500	83,615	153,800	2,439,915
Chief Executive Officer, President	2008	800,000	600,000	673,200	266,564	297,716	2,637,480
and Director	2007	800,000	—	575,000	—	53,162	1,428,162

Carl D. Grenz (2)	2009	400,000	204,000	27,000	11,149	711,794	1,353,943
Executive Vice President, Operations	2008	70,666	—	225,000	84,537	74,107	454,310

J. Michael Kirksey (3)	2009	400,000	240,000	94,500	39,020	106,300	879,820
Executive Vice President and Chief	2008	350,000	180,000	73,920	29,618	51,200	684,738
Financial Officer	2007	91,538	37,500	408,000	83,704	—	620,742

Bruce H. Stover (4)	2009	415,000	300,000	81,000	33,446	766,198	1,595,644
Executive Vice President, Business	2008	415,000	180,000	297,000	117,396	717,166	1,726,562
Development and New Ventures	2007	400,000	80,000	230,000	—	568,096	1,278,096

John G. Williams (5)	2009	425,000	200,000	108,000	44,595	636,536	1,414,131
Executive Vice President, Exploration	2008	400,000	240,000	73,920	29,618	582,709	1,326,247
	2007	100,000	—	456,000	93,201	127,637	776,838

(1)	Mr. Transier’s bonus for 2009 consisted of $1,000,000 paid in cash and $200,000 paid by the issuance of 200,000 fully vested shares of common stock.

(2)	Mr. Grenz joined the Company in November 2008, as Executive Vice President, Operations.

(3)	Mr. Kirksey joined the Company in September 2007, as Executive Vice President and Chief Financial Officer.

(4)	Mr. Stover retired effective March 1, 2010.

(5)	Mr. Williams joined the Company in October 2007 as Executive Vice President, Exploration.

(6)	The amounts represent annual bonus amounts earned during the year and paid at the beginning of the subsequent year.

(7)	For a discussion of restricted stock and stock option awards granted in 2009, see “Compensation Discussion and Analysis — Stock-Based Incentive Compensation.” The amounts reflect the full fair market value on the date of grant, assuming the completion of service-based vesting conditions. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There is no assurance that the FAS 123R amounts reflected in this table will ever be realized by the Named Executive Officers. See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(8)	This column includes personal benefits and other items shown in the table below. Other compensation costs of $37,560 for Mr. Williams during 2007 represent relocation costs. In valuing personal benefits, we use the incremental cost to the Company of the benefit.

		Cost Of	Foreign Tax and	Extensive	Housing	Company
		Living	Tax Equalization	Travel	Lease	401(k) Matching
	Year	Adjustment	Payments	Payments	Costs	Contributions	Other	Total

Mr. Transier	2009	—	—	144,000	—	9,800	—	153,800
	2008	—	—	288,516	—	9,200	—	297,716
	2007	—	—	44,162	—	9,000	—	53,162

Mr. Grenz	2009	133,669	398,049	—	170,276	9,800	—	711,794
	2008	19,018	—	—	55,089	—	—	74,107

Mr. Kirksey	2009	—	—	96,500	—	9,800	—	106,300
	2008	—	—	42,000	—	9,200	—	51,200

Mr. Stover	2009	55,244	562,935	—	138,219	9,800	—	766,198
	2008	110,488	310,076	—	287,402	9,200	—	717,166
	2007	96,065	208,662	—	262,503	—	866	568,096

Mr. Williams	2009	78,046	388,239	—	160,451	9,800	—	636,536
	2008	104,728	210,899	—	257,882	9,200	—	582,709
	2007	21,133	—	—	68,944	—	37,560	127,637
As discussed in “Employment, Change-in-Control and Severance Agreements,” Mr. Transier’s compensation is subject to an employment agreement. Our other executive officers were not covered by employment agreements at December 31, 2009.
2009 Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to restricted stock awards and stock option awards granted during the year ended December 31, 2009 to each of our Named Executive Officers. All awards become fully vested upon a “corporate change” or “change in control” as discussed in “Employment, Change in Control and Severance Agreements.”

			Estimated
			Possible	Estimated
			Payouts	Future	All Other	All Other Option
			Under Non-	Payouts	Stock	Awards:		Grant Date
			Equity	Under Equity	Awards:	Number of	Exercise or	Fair Value of
			Incentive Plan	Incentive	Number of	Securities	Base Price	Stock and
			Awards	Plan Awards	Shares of	Underlying	of Option	Option
			Target	Target	Stock or Units	Options	Awards	Awards
Name	Grant Date	Approval Date	($)	(#)	(#) (2)	(#)	($/Sh)	($)

	(1)	(1)	(2)		(3)	(3)
Mr. Transier	01/02/2009	12/11/2008	825,000	—	375,000	340,909	$0.54	83,615

Mr. Grenz	01/02/2009	12/11/2008	110,000	—	50,000	45,455	$0.54	11,149

Mr. Kirksey	01/02/2009	12/11/2008	385,000	—	175,000	159,091	$0.54	39,020

Mr. Stover	01/02/2009	12/11/2008	330,000	—	150,000	136,364	$0.54	33,446

Mr. Williams	01/02/2009	12/11/2008	440,000	—	200,000	181,818	$0.54	44,595

(1)	Under our compensation policy, the Compensation Committee approves annual grants of stock awards at its regularly scheduled meeting in December for awards to be issued at the beginning of the following year. The exercise price of any options granted is set at the closing price on the grant date.

(2)	The awards vest in equal annual installments over a three-year period. Cash award is paid based on the change in the on the average closing stock price for the last 20 trading days prior to the vesting date versus $0.60. See “Stock-Based Incentive Awards — 2009 Grants” above for details of the payout.

(3)	The awards vest in equal annual installments over a three-year period.
2009 Outstanding Equity Awards at Fiscal Year-End Table
The following table includes certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the Named Executive Officers at December 31, 2009.

	Option Awards					Stock Awards
	Number of Securities Underlying					Number of Shares	Market Value of
	Unexercised Options			Option		or Units of Stock	Shares or Units of
	(#)			Exercise		That Have Not	Stock That Have
				Price	Option	Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)	($)
Mr. Transier	—	340,909	(1)	0.54	01/02/2019	798,333 (6)	862,200
	165,000	330,000	(2)	1.32	01/02/2018
	125,000	—		3.51	01/02/2011
	250,000	—		4.20	01/02/2010

Mr. Grenz	—	45,455	(1)	0.54	01/02/2019	183,333 (7)	198,000
	116,667	133,333	(3)	0.75	11/03/2018

	Option Awards					Stock Awards
	Number of Securities Underlying					Number of Shares		Market Value of
	Unexercised Options			Option		or Units of Stock		Shares or Units of
	(#)			Exercise		That Have Not		Stock That Have
				Price	Option	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)
Mr. Kirksey	—	159,091	(1)	0.54	01/02/2019	345,666	(8)	373,319
	18,334	36,666	(4)	1.32	01/02/2018
	266,667	133,333		2.00	09/26/2017

Mr. Stover	—	136,364	(1)	0.54	01/02/2019	333,333	(9)	360,000
	72,667	145,333	(2)	1.32	01/02/2018
	50,000	—		3.51	01/02/2011
	100,000	—		4.20	01/02/2010

Mr. Williams	—	181,818	(1)	0.54	01/02/2019	370,666	(10)	400,319
	18,334	36,666	(2)	1.32	01/02/2018
	133,333	66,666	(5)	1.14	10/01/2017

(1)	These options vest and become exercisable in three equal annual installments beginning on January 1, 2010.

(2)	These options vest in and become exercisable in equal installments on January 1, 2010 and 2011.

(3)	These options vest in and become exercisable in equal installments on November 3, 2010 and 2011.

(4)	These options vest and become exercisable on September 26, 2010.

(5)	These options vest and become exercisable on October 1, 2010.

(6)	83,333 of these restricted stock awards vested on January 1, 2010. 340,000 of these restricted stock awards vest in two equal annual installments beginning on January 1, 2010. 375,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2010.

(7)	133,333 of these restricted stock awards vest in two equal annual installments beginning on November 3, 2010. 50,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2010.

(8)	133,333 of these restricted stock awards vest on September 26, 2010. 37,333 of these restricted stock awards vest in two equal annual installments beginning on January 1, 2010. 175,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2010.

(9)	33,333 of these restricted stock awards vested on January 1, 2010. 150,000 of these restricted stock awards vest in two equal annual installments beginning on January 1, 2010. 150,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2010.

(10)	133,333 of these restricted stock awards vest on October 1, 2010. 37,333 of these restricted stock awards vest in two equal annual installments beginning on January 1, 2010. 200,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2010.

2009 Option Exercises and Stock Vested Table
The following table includes certain information with respect to options exercised and stock award vesting by the Named Executive Officers during the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Mr. Transier	—	—	503,333	$271,800

Mr. Grenz	—	—	166,667	$178,334

Mr. Kirksey	—	—	152,000	$176,746

Mr. Stover	—	—	208,333	$112,500

Mr. Williams	—	—	152,000	$156,746
Risk Assessment Related to our Compensation Structure
We believe our compensation plans are appropriately structured and are not reasonably likely to result in material risk to Endeavour. We believe our approach to goal setting and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of Endeavour and our stockholders as a whole. Finally, the multi-year vesting for our long-term incentive awards, even after achievement of any performance criteria, ensures that our employees’ interests align with those of our stockholders for the long-term performance of the Company.

2009 Potential Payments upon Termination or Change in Control Table
The following table includes certain information with respect to potential payments upon termination or change in control to the Named Executive Officers, assuming that the termination or change in control occurred on December 31, 2009.

		Termination
		w/o Cause or
		for Good	Voluntary			Change in
Name	Benefit	Reason	Termination	Death	Disability	Control
Mr. Transier
	Severance (1)	4,800,000	—	—	—	4,800,000
	Stock options (unvested and accelerated) (2)	184,091	—	184,091	184,091	184,091
	Restricted stock awards (unvested and accelerated) (3)	862,200	—	862,200	862,200	862,200
	Health and welfare benefits continuation (1)	11,826	—	—	—	11,826

Mr. Grenz
	Severance (4)	—	—	—	—	1,044,000
	Stock options (unvested and accelerated) (2)	24,546	—	24,546	24,546	24,546
	Restricted stock awards (unvested and accelerated) (3)	198,000	—	198,000	198,000	198,000
	Health and welfare benefits continuation (4)	—	—	—	—	—

Mr. Kirksey
	Severance (4)	—	—	—	—	1,105,000
	Stock options (unvested and accelerated) (2)	85,909	—	85,909	85,909	85,909
	Restricted stock awards (unvested and accelerated) (3)	373,319	—	373,319	373,319	373,319
	Health and welfare benefits continuation (4)	—	—	—	—	22,754

Mr. Stover
	Severance (4)	—	—	—	—	1,203,333
	Stock options (unvested and accelerated) (2)	73,637	—	73,637	73,637	73,637
	Restricted stock awards (unvested and accelerated) (3)	360,000	—	360,000	360,000	360,000
	Health and welfare benefits continuation (4)	—	—	—	—	2,034

Mr. Williams
	Severance (4)	—	—	—	—	1,168,333
	Stock options (unvested and accelerated) (2)	98,182	—	98,182	98,182	98,182
	Restricted stock awards (unvested and accelerated) (3)	400,319	—	400,319	400,319	400,319
	Health and welfare benefits continuation (4)	—	—	—	—	—

(1)	Pursuant to Mr. Transier’s employment agreement, Mr. Transier would receive (i) a payment of three times the sum of his annual salary and his average bonus for the last two years and (ii) the standard health and welfare benefits available to our employees for three years following a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2009.

(2)	Calculated as the in-the-money value of unvested stock options as of December 31, 2009.

(3)	Calculated as the value of unvested restricted stock awards as of December 31, 2009.

(4)	Pursuant to change in control termination benefits agreements, each executive vice president would receive (i) a payment of two times the sum of his annual salary and his average bonus for the last three years and (ii) the standard health and welfare benefits available to our employees for 18 months following a change in control. Such benefits are payable only upon termination, as defined, upon a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2009.
Employment, Change in Control and Severance Agreements
Chief Executive Officer
Mr. Transier is covered by an employment agreement with an annual salary of $800,000, payable in cash or stock at his election. Under the employment agreement, Mr. Transier is also eligible for annual bonus consideration of up to 200% of base pay, all or any portion of which may be awarded in the sole discretion of our board of directors on advice of its Compensation Committee. The Compensation Committee amended Mr. Transier’s employment agreement during 2008 to extend the term through May 31, 2011 and include minor technical corrections to comply with current U.S. tax regulations.
Mr. Transier’s employment agreement also requires the payment on termination of employment during the contract term (i) at our election other than as a result of the executive’s misconduct or disability or (ii) at the executive’s election following a “corporate change” or a breach of the employment agreement by us, of three times the executive’s most recent annual salary and deemed bonus (the average bonus paid during the most recent two years). In addition, all unvested employee restricted common stock and options would vest upon any such termination.
If the chief executive officer was to receive an excess parachute payment as defined in Section 280G of the Code, which would be subject to excise tax, we are required under the agreement to reimburse all such tax payable by him plus any additional excise and income taxes related to the reimbursement.
For purposes of Mr. Transier’s agreement, a “corporate change” includes: (i) the acquisition by any person, other than the Company or its affiliates, of 30% or more of our combined voting power resulting in a change of a majority of the members of the board; (ii) the replacement of a majority of the directors under certain circumstances during a two-year period; and (iii) the consummation of certain mergers or approval of a plan for the sale or disposition of substantially all of our assets.
Other Executive Officers
Each of our executive vice presidents holds stock options and restricted stock grants as to which conditions to full vesting (and, therefore, lapse of forfeiture restrictions) have not occurred. If a “Change in Control” occurs, all vesting requirements will be accelerated such that options held by executive officers to purchase approximately 1.7 million shares will become exercisable in full and all restrictions on approximately 2.0 million restricted shares will lapse in full.

Under the terms of the options, a “Change in Control” is defined to include (i) a merger, reorganization or consolidation in which we are acquired by another person or entity (other than a holding company formed by the Company); (ii) the dissolution or liquidation of the Company; (iii) any transaction where any person or entity acquires ownership or control of 30% or more of the outstanding shares and as a result the persons who were directors of the Company before the transaction cease to constitute a majority of the board; (iv) a sale or transfer of substantially all of our assets in a transaction that requires stockholder approval; (v) during a period of two consecutive years, individuals who were directors at the beginning of the period, or whose election or nomination were approved by a vote of a majority of directors then still in office, cease for any reason to constitute a majority of the board; or (vi) any other event that a majority of the board shall determine constitutes a Change in Control.
Each of our executive vice presidents are covered by a change in control termination benefits agreement. Pursuant to these agreements, if the executive’s employment is terminated within 24 months following a change in control by us without cause or by the executive for good reason, the executive shall be entitled to receive the following payments:
•	An amount equal to two times his annual base salary;

•	An amount equal to two times the executive’s average bonus for the prior three years in which the date of termination occurs;

•	A pro rata portion of his annual target bonus for the year in which such termination occurs; and

•	Continuation of health benefits for a period of 18 months following the date of termination, with Endeavour continuing to pay the same portion of the premiums as it does for current employees.
The agreement provides for an excise tax gross-up for any excess parachute payments under Section 280G of the Code.
Equity Compensation Plan Information
The following table sets forth, as of December 31, 2009, information with respect to securities authorized for issuance under equity compensation plans.

Number of
securities
remaining
available for
	Number of	Weighted-	future issuance
	securities to be	average	under equity
	issued upon	exercise price	compensation
	exercise of	of outstanding	plans (excluding
	outstanding	options,	securities
	options, warrants	warrants and	reflected in
	and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,361,522	1.98	6,178,962
Equity compensation plans not approved by security holders	850,000	1.43	—

Total	4,211,522	1.87	6,178,962

The options issued outside of equity compensation plans approved by security holders were issued to officers upon commencement of employment with a term of five years from the date of grant and vest equally over three years.
Compensation Committee Report on Executive Compensation
We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on the reviews and discussions, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s 2010 Annual Meeting Proxy Statement.
John B. Connally III, Chairman
Nancy K. Quinn
Sheldon R. Erikson
Thomas D. Clark, Jr.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board or compensation committee of any other entity that has or has had an executive officer who served as a member of our board of directors or Compensation Committee during 2010.
Certain Relationships and Related Transactions
During 2010, there were no transactions in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our officers and directors, had or will have a direct or indirect material interest, and no such transactions are currently proposed.
Our Code of Business Conduct, which applies to all employees, including our executive officers and our directors, provides that business is to be conducted with the highest degree of honesty and ethical behavior. Executive officers and directors are required to report any potential conflict of interest and are encouraged to discuss any potential issue with the chief executive officer or the general counsel. In addition, the annual director and officer questionnaire requires all related party transactions to be reported to us. Our Governance and Nominating Committee reviews the material facts of all reported matters, by taking into account, among other factors it deems appropriate, whether a transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction to determine whether an actual conflict of interest exists. No director may participate in any discussion or approval of a matter for which he or she is a related party. If a matter will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Any matter that is determined to be a conflict of interest for which a waiver is provided will be posted on our website pursuant to the Code of Business Conduct.

Report of the Audit Committee
The Audit Committee is governed by a charter adopted by the board of directors and is comprised of four independent outside directors. The board of directors has determined that Ms. Quinn qualifies as an Audit Committee financial expert, based on the definition and additional expertise factors outlined by the SEC.
Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that we follow. The independent auditors are responsible for auditing our financial statements annually, for reviewing our unaudited interim financial statements and for reporting on certain matters to the Audit Committee. The Audit Committee’s primary responsibility is to monitor and oversee these processes and the independence and performance of our independent auditors. The Audit Committee’s specific responsibilities are set forth in the audit committee charter.
The Audit Committee has reviewed and discussed with management the audited financial statements contained in our Form 10-K for the year ended December 31, 2009 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. It has also met with KPMG, our independent auditors, with and without management present, to discuss the results of their audit and their evaluation of our internal controls.
The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants (Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG such independent auditors’ independence. The Audit Committee has also considered whether the provisions of non-audit services to the Company by KPMG are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2009 to be filed with the SEC.
This report is submitted on behalf of the Audit Committee.
Nancy K. Quinn, Chairman
John B. Connally III
Charles J. Hue Williams
Leiv L. Nergaard

Security Ownership of Certain Beneficial Owners and Management
Common Stock and Series C Preferred Stock
The following table shows the amount of common stock and Series C Preferred Stock beneficially owned (as defined by the SEC’s rules and regulations) by (a) persons whom we know to be the beneficial owners of more than 5% of our outstanding common stock based solely on our review of the Schedule 13G Statements of Beneficial Ownership filed by such persons with the SEC on the dates indicated, (b) persons whom we know to be the beneficial owners of more than 5% of our Series C Preferred Stock, (c) our directors, (d) each Named Executive Officer and (e) our directors and executive officers as a group. The beneficial holders listed below do not possess any additional voting rights with respect to the shares of our common stock that they own. The holders of the Series C Preferred Stock are entitled to 800 votes per share on the proposals at the Annual Meeting. The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
Except as otherwise indicated, all information is as of March 31, 2010:

					Percentage
			Percentage of	Series C	of Series C
			Common	Preferred	Preferred
	Common Stock		Stock	Stock	Stock
Name and Address of	Beneficially Owned		Beneficially	Beneficially	Beneficially
Beneficial Owner	(1)		Owned (1)	Owned	Owned
Smedvig QIF Plc	32,959,117	(2)	18.0%	—	—
39/40 Upper Mount Street Dublin 2, L2 0000

Steelhead Partners, LLC	12,306,500	(3)	7.6%	—	—
1301 First Avenue Suite 201 Seattle, Washington 98101

The Mitchell Group, Inc.	5,402,310	(4)	3.3%	—	—
1100 Louisiana Street Suite 4810 Houston, Texas 77002

John N. Seitz	7,476,525	(5)	4.4%	—	—

William L. Transier	7,035,209	(6)	3.8%	—	—

Bruce H. Stover	1,790,309	(7)	*	—	—

J. Michael Kirksey	1,550,364	(8)	*	—	—

Nancy K. Quinn	1,150,397	(9)	*	—	—

John G. Williams	1,029,268	(10)	*	—	—

Carl D. Grenz	674,045	(11)	*	—	—

					Percentage
			Percentage of	Series C	of Series C
			Common	Preferred	Preferred
	Common Stock		Stock	Stock	Stock
Name and Address of	Beneficially Owned		Beneficially	Beneficially	Beneficially
Beneficial Owner	(1)		Owned (1)	Owned	Owned
Thomas D. Clark, Jr.	602,826	(12)	*	—	—

James Emme	600,000	(13)	*	—	—

Charles J. Hue Williams	405,014	(14)	*	—	—

John B. Connally III	401,344	(15)	*	—	—

Robert L. Thompson	378,926	(16)	*	—	—

Leiv L. Nergaard	186,667	(17)	*	—	—

Sheldon Erikson	80,000	(18)	*	—	—

Goldman Sachs Asset	11,136,762	(19)	6.5%	12,000	26.2%
Management, L.P. One New York Plaza 47th Floor New York, NY 10004

Eton Park Capital Management, L.P.	8,800,000	(20)	5.2%	11,000	24.0%
825 Third Avenue, 9th Floor New York, New York 10011

HBK Investments L.P.	5,760,000	(21)	3.4%	7,200	15.7%
2101 Cedar Springs Road Suite 700 Dallas, Texas 75201

TPG-Axon GP, LLC	5,600,000	(23)	3.4%	7,000	15.3%
888 Seventh Avenue 38th Floor New York, NY 10019

Magnetar Capital Master Fund, Ltd.	3,200,000	(23)	1.9%	4,000	8.7%
1603 Orrington Avenue Evanston, IL 60201

Highbridge International LLC	1,600,000	(24)	1.0%	2,000	4.4%
9 West 57th Street, 27th Floor New York, NY 10019

					Percentage
			Percentage of	Series C	of Series C
			Common	Preferred	Preferred
	Common Stock		Stock	Stock	Stock
Name and Address of	Beneficially Owned		Beneficially	Beneficially	Beneficially
Beneficial Owner	(1)		Owned (1)	Owned	Owned
Capital Ventures International	800,000	(25)	*	1,000	2.2%
101 California Street Suite 3250 San Francisco, CA 94111

Kings Road Investments Ltd.	700,000	(26)	*	875	1.9%
399 Park Avenue, 22nd Floor New York, NY 10022

Professional Life & Casualty	640,000	(27)	*	800	1.7%
20 North Wacker Drive Suite 2414 Chicago, IL 60606

All directors and executive	23,360,894	(28)	11.6%	—	—
officers as a group (14 persons)

*	Less than 1%.

(1)	Pursuant to the rules and regulations promulgated under the Exchange Act, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or to direct the vote or disposition of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares or to direct the vote or disposition of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. This table has been prepared based on 161,277,205 shares of common stock and 45,875 shares of Series C Preferred Stock outstanding as of March 31, 2010.

(2)	The number of shares reported as beneficially owned by Smedvig QIF Plc includes 22,086,059 shares issuable upon conversion of the convertible bonds, based on the initial conversion rate of $2.36 per share and assuming conversion on March 31, 2010.

(3)	Based upon the Schedule 13F filed January 29, 2010 with the SEC with respect to its securities as of December 31, 2009. As a group, Steelhead Partners, LLC, James Michael Johnston, Brian Katz Klein and Steelhead Navigator Master, L.P. have shared voting and dispositive power over the securities. Mr. Johnston and Mr. Klein disclaim beneficial ownership other than as to the portion of such shares relating to his individual economic interest.

(4)	Based upon the Schedule 13F filed February 23, 2010 with the SEC with respect to its securities as of December 31, 2009.

(5)	Mr. Seitz is our Vice Chairman of the board.

(6)	Mr. Transier is our Chief Executive Officer, President and Chairman of the board. The shares beneficially owned by Mr. Transier include 568,636 shares of common stock underlying stock options.

(7)	Mr. Stover was our Executive Vice President Operations and Business Development until his retirement on March 1, 2010. The shares beneficially owned by Mr. Stover include 404,364 shares of common stock underlying stock options.

(8)	Mr. Kirksey is our Executive Vice President and Chief Financial Officer. The shares beneficially owned by Mr. Kirksey include 356,364 shares of common stock underlying stock options.

(9)	Ms. Quinn is a director. The shares beneficially owned by Ms. Quinn include 53,334 shares of common stock underlying stock options.

(10)	Mr. Williams is our Executive Vice President of Exploration. The shares beneficially owned by Mr. Williams include 230,607 shares of common stock underlying stock options.

(11)	Mr. Grenz is our Executive Vice President of Operations. The shares beneficially owned by Mr. Grenz include 131,819 shares of common stock underlying stock options.

(12)	Mr. Clark is a director. The shares beneficially owned by Mr. Clark include 33,334 shares of common stock underlying stock options.

(13)	Mr. Emme is our Executive Vice President, North America.

(14)	Mr. Hue Williams is a director. The shares beneficially owned by Mr. Hue Williams include 33,334 shares of common stock underlying stock options.

(15)	Mr. Connally is a director. The shares beneficially owned by Mr. Connally include 315,960 shares of common stock underlying stock options. Also includes 32,050 shares owned of record by Pin Oak Energy Partnership, of which Mr. Connally owns 50% of the partnership interest and has voting and investing power.

(16)	Mr. Thompson is Senior Vice President, Chief Accounting Officer and Corporate Planning. The shares beneficially owned by Mr. Thompson include 44,439 shares of common stock underlying stock options.

(17)	Mr. Nergaard is a director. The shares beneficially owned by Mr. Nergaard include 6,667 shares of common stock underlying stock options.

(18)	Mr. Erikson is a director.

(19)	Includes 11,136,762 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 12, 2010 as a group, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC have shared voting and dispositive power over the securities.

(20)	Includes 8,800,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 16, 2010, as a group, Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich have shared voting and dispositive power with respect to 8,800,000 shares of common stock. Members of the group have the following voting and dispositive power: Eton Park Fund, L.P. has shared voting and dispositive power as to 2,904,000 shares; Eton Park Master Fund, Ltd. has shared voting and dispositive power as to 5,896,000 shares; Eton Park Associates, L.P. has shared voting and dispositive power as to 2,904,000 shares; Eton Park Capital Management, L.P. has shared voting and dispositive power as to 5,896,000 shares; and Mr. Mindich has shared voting and dispositive power as to 8,800,000 shares. Mr. Mindich disclaims beneficial ownership other than as to the portion of such shares relating to his individual economic interest.

(21)	Includes 5,760,000 shares of common stock issuable upon conversion of the Series C Preferred Stock.

(22)	Includes 5,600,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 16, 2010, as a group, TXG-Axon Capital Management, LP; TPG-Axon Partners GP, LP; TPG-Axon GP, LLC; TPG-Axon Partners, LP; TPG-Axon Partners (Offshore), Ltd.; Dinakar Singh LLC; and Dinakar Singh have shared voting and dispositive power with respect to 5,600,000 shares of common stock. Members of the group have the following voting and dispositive power: TXG-Axon Capital Management, LP has shared voting and dispositive power as to 5,600,000 shares; TPG-Axon Partners GP, LP has shared voting and dispositive power as to 1,960,000 shares; TPG-Axon GP, LLC has shared voting and dispositive power as to 5,600,000 shares; TPG-Axon Partners, LP has shared voting and dispositive power as to 1,960,000 shares; TPG-Axon Partners (Offshore), Ltd. has shared voting and dispositive power as to 3,640,000 shares; Dinakar Singh LLC has shared voting and dispositive power as to 5,600,000 shares; and Dinakar Singh has shared voting and dispositive power as to 5,600,000 shares.

(23)	Includes 3,200,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Magnetar Capital Master Fund Ltd. have shared voting and dispositive power as to the shares of common stock.

(24)	Includes 1,600,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Highbridge International has shared voting and dispositive power as to the shares of common stock.

(25)	Includes 800,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Capital Ventures International have shared voting and dispositive power as to the shares of common stock.

(26)	Includes 700,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Kings Road Investments, Ltd. have shared voting and dispositive power as to the shares of common stock.

(27)	Includes 640,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Professional Life & Casualty have shared voting and dispositive power as to the shares of common stock.

(28)	Includes 1,916,232 shares issuable upon exercise of options.
Series B Preferred Stock
The holders of our Series B preferred stock are entitled to vote with the holders of common stock on all matters for which stockholders are entitled to vote. Each share of Series B preferred stock is entitled to one vote per share.
As of March 31, 2010, we believe that Michael Lauer, 7 Dwight Lane, Greenwich, Connecticut 06831, was the beneficial owner of all 19,714 outstanding shares of Series B preferred stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such officers, directors and ten percent stockholders are also required by applicable SEC rules to furnish us with copies of all forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of such forms we received, we believe that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied in a timely fashion.
Some Questions You May Have Regarding this Proxy Statement
Unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation or any of its subsidiaries.
Q:	Why am I receiving these materials?

A:	The accompanying proxy is being solicited on behalf of the board of directors of Endeavour International Corporation, a Nevada corporation. We are providing these proxy materials to you in connection with our 2010 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on

Thursday, May 27, 2010, at 10:00 a.m., Central Daylight time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and voting instructions are being mailed beginning April 23, 2010.
Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock, Series B preferred stock and Series C preferred stock that you owned at the close of business on March 31, 2010, the record date.

Q:	What proposals will be voted on at the meeting?

A:	There are four Company proposals to be considered and voted on at the meeting, which are:
1.	To elect one Class II director whose term will expire in 2012 and two Class III directors whose terms will expire in 2013;

2.	To approve the 2010 Stock Incentive Plan.

3.	To amend the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of common stock to 450,000,000.

4.	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2010;
We will also consider other business that properly comes before the meeting, or any adjournment or postponement thereof, in accordance with Nevada law and our Bylaws.
Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our board of directors unanimously recommends that you vote:
1.	“FOR” each of the nominees to the board of directors;

2.	“FOR” the approval of the 2010 Stock Incentive Plan;

3.	“FOR” the approval of the Amendment to the Articles.

4.	“FOR” the ratification of KPMG LLP as independent auditor for the Company.
Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, William L. Transier and Robert L. Thompson, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Nevada law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, StockTrans, Inc., on March 31, 2010, the record date, you are considered a stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you. If you hold Series B preferred stock or Series C preferred stock, Broadridge Financial Solutions will be sending the proxy materials and proxy card directly to you.
Stockholders of record may vote their shares via telephone by using the toll-free number listed on the proxy card or via the Internet at the website for Internet voting listed on the proxy card. In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. Telephone and Internet voting for stockholders of record will close at 12:00 midnight, Eastern time, on the evening before the Annual Meeting. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.
If, like many stockholders, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your bank or broker. The availability of telephone and Internet voting will depend upon the voting processes of the bank or broker and stockholders should follow the voting instructions on the form they receive from their bank or broker. Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.
Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for our stockholders to conduct business at the meeting in accordance with our Bylaws. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve the proposals?

A:	Proposal 1:
Directors are elected by plurality vote. This means that the director nominees who receive the most votes will be elected to fill the available seats on the board.
Proposal 2 and Proposal 4:
Both the approval of the 2010 stock incentive plan and the ratification of KPMG LLP will be approved if a majority of the shares present in person or by proxy are cast for the proposal.
Proposal 3:
The amendment to our Amended and Restated Articles of Incorporation will be approved if a majority of the shares outstanding on the record date are cast for the proposal.
Holders of our common stock, Series B preferred stock and Series C preferred stock will vote together as a single class on each proposal. On the record date, Endeavour International Corporation had 161,277,205 shares of common stock, 19,714 shares of Series B preferred stock and 45,875 shares of Series C preferred stock outstanding and entitled to be voted at the meeting. Each stockholder is entitled to one vote for each share of common stock and one vote for each share of Series B preferred stock held by such stockholder. Each stockholder of the Series C preferred stock is entitled to 800 votes for each share of Series C preferred stock held by such stockholder.
Q:	How are abstentions and broker non-votes counted?

A:	Abstentions are counted as present for purposes of determining a quorum. If you abstain, it will have no effect on the election of the directors. However, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the amendment to our Amended and Restated Articles of Incorporation, the ratification of the appointment of the independent auditor and the approval of the 2010 stock incentive plan.

A broker non-vote will be counted for purposes of determining a quorum. Broker non-votes will have no effect on the election the directors. However, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to amend our Amended and Restated Articles of Incorporation and the proposal to approve the 2010 stock incentive plan

William L. Transier and Robert L. Thompson are officers of the Company and were named by our board of directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the board of directors. For beneficial stockholders, your broker or nominee will not be permitted to exercise voting discretion with respect to any other business that may come before the meeting if you do not provide timely instructions.
Q:	What are broker non-votes?

A:	Under NYSE Amex rules, brokers are not permitted to vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. These rules define which matters are considered “non-routine,” which includes all of the matters expected to be brought before the Annual Meeting other than the ratification of the appointment of KPMG LLP as our independent auditor for 2010. Broker non-votes are shares held in “street name” for which brokers do not receive voting instructions, and for which such brokers are not allowed to exercise discretionary voting authority because the matter is non-routine. If your shares are held in “street name,” you should follow the directions provided by your broker to instruct your broker to vote your shares.
Q:	Will my shares be voted if I don’t provide my proxy or instruction form?

A:	Registered Stockholders: If your shares are registered in your name, your shares will not be voted unless you provide a proxy, voting instructions by Internet or by telephone, or vote in person at the Annual Meeting.

Beneficial Owners: If you hold shares through an account with a bank, broker, or other nominee, and you do not provide voting instructions, your shares still may be voted on certain matters as explained as follows.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of KPMG LLP as our independent auditor for 2010 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

However, Proposals 1, 2, and 3 — the election of directors, the proposal to approve the 2010 Stock Incentive Plan, and the proposal to amend the Company’s Amended and Restated Articles of Incorporation, respectively, are considered to be non-routine by the NYSE. As a result, your broker cannot vote on proposals 1, 2, or 3 unless you provide voting instructions to your broker. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a shareholder.

Please note that because of a change in the NYSE Amex rules on broker discretionary voting in director elections that is effective for the first time this year, your broker cannot vote on the election of directors unless you provide voting instructions to your broker.
Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise through submission of a later dated proxy or written notice to the Secretary of the Company or by re-casting your vote by telephone or

Internet. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results on Form 8-K within four business days of the shareholder meeting

Q:	Who is making this solicitation and who will bear the cost for soliciting votes for the meeting?

A:	We are soliciting your proxy on behalf of the board of directors. We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; provided however, that we will not bear any costs related to an individual stockholder’s use of the Internet or telephone to cast their vote. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $7,500, plus out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	What is “householding”?

A:	Some banks, brokers and other nominee record holders may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” We will promptly deliver a separate copy of these documents to you, if you call or write us at the attention of Investor Relations Department, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, phone 713-307-8700. If you prefer to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2009 Annual Report on Form 10-K, please contact: Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations Department, Telephone: (713) 307-8700.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders may send communications to our board in care of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. Please indicate whether your message is for the board of directors as a whole, a particular group or committee of directors or an individual director.
Deadlines for Stockholder Proposals for Next Year’s Annual Meeting
You may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the SEC. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than December 14, 2010. All proposals and notifications should be addressed to the Office of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. If the Company does not receive notice of any matter that a stockholder wishes to raise at the annual meeting in 2011 by March 7, 2011 and the matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.
Other Matters
The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.
By Order of the Board of Directors,

Andrea F. Quinlan
Secretary
April 20, 2010

Additional Information about Us
     From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:
•	Our main Internet site, located at http://www.endeavourcorp.com. A link to our investor relations page can be on our main Internet site. Our investor relations page contains, among other things, management presentations, financial information, stock quotes and links to our filings with the Securities and Exchange Commission.

•	You may read and copy the proxy statement at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available to the public on the Securities and Exchange Commission’s website located at http://www.sec.gov.

•	To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at (713) 307-8700 or via email at IR@endeavourcorp.com.
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 27, 2010
The Notice of Annual Meeting of Stockholders, our Proxy Statement
and our Annual Report are available at
https://www.sendd.com/EZProxy/?project_id=276

Exhibit A
Endeavour International Corporation
2010 Stock Incentive Plan

Endeavour International Corporation
2010 Stock Incentive Plan
I PURPOSE OF THE PLAN
     The purpose of the Endeavour International Corporation 2010 Stock Incentive Plan (the “Plan”) is to provide a means through which Endeavour International Corporation, a Nevada corporation (the “Company”), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, Incentive Awards, Bonus Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Consultant, or Director as provided herein.
II DEFINITIONS
     The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:
          (a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
          (b) “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Incentive Award, or Bonus Stock Award.
          (c) “Award Agreement” means any Incentive Award Agreement, Option Agreement, Performance Award Agreement or Restricted Stock Agreement.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Bonus Stock Award” means an Award granted under Paragraph XI of the Plan.

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          (f) “Change in Control” means, unless otherwise expressly provided in the Participant’s Award Agreement, a “Change in Control” as determined under Subparagraph XIII(c).
          (g) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
          (h) “Committee” means a committee of the Board that is selected by the Board as provided in Subparagraph IV(a).
          (i) “Common Stock” means the common stock, par value $0.001 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.
          (j) “Company” means Endeavour International Corporation, a Nevada corporation.
          (k) “Consultant” means any person who is not an employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.
          (l) “Director” means an individual who is a member of the Board.
          (m) “Dividend Equivalent” means a right to receive cash, stock, or other Awards or other property equal in value to dividends paid with respect to a specified number of shares of stock, or other periodic payments.
          (n) An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.
          (o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (p) “Fair Market Value” means, as of any specified date, the closing sales price of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, in cither case, if no sales are reported on that date, on the last preceding date on which such a sale of the Common Stock was so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.
          (q) “Incentive Award” means an Award granted under Paragraph X of the Plan.

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          (r) “Incentive Award Agreement” means a written agreement between the Company and a Participant with respect to an Incentive Award.
          (s) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.
          (t) “Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.
          (u) “Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.
          (v) “Participant” means an employee, Consultant, or Director who has been granted an Award.
          (w) “Performance Award” means an Award granted under Paragraph IX of the Plan.
          (x) “Performance Award Agreement” means a written agreement between the Company and a Participant with respect to a Performance Award.
          (y) “Plan” means the Endeavour International Corporation 2010 Stock Incentive Plan, as amended from time to time.
          (z) “Restricted Stock Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.
          (aa) “Restricted Stock Award” means an Award granted under Paragraph VIII of the Plan.
          (bb) “Rule 16b-3” means SEC Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.
III EFFECTIVE DATE AND DURATION OF THE PLAN
     The Plan, which has been adopted by the Board subject to stockholder approval, shall become effective as of the date of the Company’s 2010 annual meeting of stockholders provided that the adoption of the Plan is approved by the stockholders of the Company on such date. Notwithstanding any provision in the Plan, no Award shall be granted prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the date the adoption of the Plan is approved by the stockholders of the Company. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards, Incentive Awards, and Bonus Stock Awards have been satisfied or expired.

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IV ADMINISTRATION
          (a) Composition of Committee. The Plan shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term “Non-Employee Director” as defined in Rule 16b-3).
          (b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Option, Restricted Stock Award, or Bonus Stock Award, and the number of shares subject to or the value of each Performance Award or Incentive Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its sole discretion shall deem relevant.
          (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Plan or any such agreement into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.
          (d) Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Plan to the contrary, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Plan, and the right to grant Awards under the Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not subject to section 16 of the Exchange Act (including any successor section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a Director, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive.

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V SHARES SUBJECT TO THE PLAN; AWARD LIMITS;
GRANT OF AWARDS
          (a) Shares Subject to the Plan and Award Limits. Subject to adjustment under Paragraph XIII, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 8,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. In addition, shares issued under the Plan and forfeited back to the Plan shall again be available for the grant of an Award under the Plan. Notwithstanding anything to the contrary contained herein: shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and shares repurchased by the Company with stock option proceeds shall not be returned to the Plan and shall not become available for future issuance under the Plan. Notwithstanding any provision in the Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 1,000,000 shares of Common Stock (subject to adjustment under Paragraph XII) and (ii) the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $5,000,000 and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award. The limitations set forth in the preceding sentence shall be applied in a manner that will permit Awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options or Stock Appreciation Rights that are canceled or repriced.
          (b) Grant of Awards. The Committee may from time to time grant Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.
          (c) Stock Offered. Subject to the limitations set forth in Subparagraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

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VI ELIGIBILITY
     Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, an Incentive Award, a Bonus Stock Award, or any combination thereof.
VII STOCK OPTIONS
          (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.
          (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee at the date of grant. If the vesting provisions applicable to an Option are based on the Participant’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, then, unless such Option is issued to the Participant in lieu of all or a portion of the cash compensation payable to the Participant under any compensation program of the Company, the Option shall be vested and exercisable as follows:
          (i) With respect to 33.3% of the total shares subject to the Option, the Option shall vest and become exercisable on the first anniversary of the date of grant provided the Participant is employed by (or providing services to) the Company or Affiliate on that date;
          (ii) With respect to 33.3% of the total shares subject to the Option, the Option shall vest and become exercisable on the second anniversary of the date of grant provided the Participant is employed by (or providing services to) the Company or Affiliate on that date; and
          (iii) With respect to 33.4% of the total shares subject to the Option, the Option shall vest and become exercisable on the third anniversary of the date of grant provided the Participant is employed by (or providing services to) the Company or Affiliate on that date.
     Notwithstanding the forgoing, the Option may become vested and exercisable more rapidly pursuant to Paragraph XII and that the Committee may provide that the Option becomes vested and exercisable more rapidly in the event of the Participant’s retirement, disability, death or other termination of employment, or the satisfaction of any performance requirement or other condition specified by the Committee. Each Option may have different vesting requirements in the discretion of the Committee.
          (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective

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Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.
          (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).
          (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

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          (f) Restrictions on Repricing of Options. Except as provided in Paragraph XII, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).
          (g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.
          (h) Options in Substitution for Options Granted by Other Employers. Options may be granted under the Plan from time to time in substitution for options held by individuals providing services to corporations or other entities who become employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.
VIII RESTRICTED STOCK AWARDS
          (a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow or return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on capital, assets, or stockholders’ equity achieved by the Company, or (12) the total stockholders’ return achieved by the Company, (ii) the Participant’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. If the Forfeiture Restrictions applicable to a Restricted Stock Award are based on the Participant’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, then, unless such Award is issued to the Participant in lieu of all or a portion of the cash compensation payable to the Participant under any compensation program of the Company, the Forfeiture Restrictions shall not lapse in full prior to three (3) years from the date of grant;

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provided, however, the Forfeiture Restrictions may lapse more rapidly pursuant to Paragraph XII and that the Committee may provide that the Forfeiture Restrictions may lapse more rapidly in the event of the Participant’s retirement, disability, death or other termination of employment, or the satisfaction of any performance requirement or other condition specified by the Committee. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.
          (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to a Restricted Stock Award directly to the Participant, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to stockholders of such class of shares or, if later, the fifteenth day of the third month following the date the dividends are paid to stockholders of such class of shares. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.
          (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
          (d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. Subject to the limitations set forth in the fourth sentence of Subparagraph VIII(a), the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant. Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation

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section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.
          (e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.
IX PERFORMANCE AWARDS
          (a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period (which shall be no less than 12 months) over which the performance applicable to the Performance Award shall be measured.
          (b) Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow or return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on capital, assets, or stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, or (13) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures and/or provide for a reduction in the value of a Performance Award during the performance period.
          (c) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole

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discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.
          (d) Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement.
          (e) Termination of Award. A Performance Award shall terminate if the Participant docs not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee.
          (f) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine lo be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.
          (g) Payment of Dividends. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Common Stock, other Awards, other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other period payments. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Common Stock, Awards, or other investment vehicles and subject to such restrictions on transferability and risks of forfeiture as the Committee may specify; provided, however, no dividend shall be payable with respect to a share of Common Stock subject to a Performance Award prior to attainment of the performance measures.
X INCENTIVE AWARDS
          (a) Incentive Awards. Incentive Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Participant respecting any Incentive Award.
          (b) Award Period. The Committee shall establish, with respect to and at the time of each Incentive Award, a period over which the Award shall vest with respect to the

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Participant; provided, however, that, unless an Incentive Award is issued to a Participant in lieu of all or a portion of the cash compensation payable to the Participant under any compensation program of the Company, the Incentive Award shall not be 100% vested prior to three (3) years from the date of grant; provided, however, the Incentive Award may vest more rapidly pursuant to Paragraph XII and that the Committee may provide that the Incentive Award shall vest more rapidly in the event of the Participant’s retirement, disability, death or other termination of employment, or the satisfaction of any performance requirement or other condition specified by the Committee.
          (c) Awards Criteria. In determining the value of Incentive Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.
          (d) Payment. Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Incentive Award Agreement may provide), the holder of an Incentive Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Incentive Award Agreement. Cash dividend equivalents may be paid during or after the vesting period with respect to an Incentive Award, as determined by the Committee.
          (e) Termination of Award. An Incentive Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.
          (f) Incentive Award Agreements. At the time any Award is made under this Paragraph X, the Company and the Participant shall enter into an Incentive Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Incentive Award Agreements need not be identical.
XI BONUS STOCK AWARDS
     Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards shall be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee in its sole discretion.

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XII RECAPITALIZATION OR REORGANIZATION
          (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.
          (b) Subdivision or Consolidation of Shares: Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.
          (c) Recapitalizations and Change in Control. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award.
     Notwithstanding any contrary provision in the Plan, in the event of a Change in Control (as defined below) the following actions shall automatically occur as of the day immediately preceding the Change in Control date unless expressly provided otherwise in the Participant’s Award Agreement:
          (i) all of the Options then outstanding shall become one hundred percent (100%) vested and immediately and fully exercisable;
          (ii) all of the restrictions and conditions of any Restricted Stock, Performance Award and any Incentive Award then outstanding shall be deemed satisfied, and any restriction period with respect thereto shall be deemed to have expired; and
          (iii) all of the Performance Awards and Incentive Awards shall become fully vested, deemed earned in full, and promptly paid within thirty (30) days to the affected Participants without regard to payment schedules and notwithstanding that the

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applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.
     Notwithstanding any other provision of the Plan, unless otherwise expressly provided in the Participant’s Award Agreement, the provisions of this Paragraph XII(c) may not be terminated, amended, or modified to adversely affect any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to his outstanding Awards subject, however, to the last paragraph of this Paragraph XII(c).
     For all purposes of the Plan, a “Change in Control” shall be deemed to occur if:
          (i) the Company (1) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (2) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or
          (ii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of 30% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or
          (iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to applicable corporate law; or
          (iv) during a period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board, and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office, who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or
          (v) any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Change in Control hereunder.
     Notwithstanding the occurrence of any of the foregoing events of this Subparagraph XII(c) which would otherwise result in a Change in Control, the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be deemed a Change in Control hereunder. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be a Change in Control, or after such event if made by the Board a majority of which is composed of directors who were members of the Board

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immediately prior to the event that otherwise would be or probably would lead to a Change in Control.
          (d) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award so as to prevent the dilution or enlargement of rights. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.
          (e) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.
          (f) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.
XIII AMENDMENT AND TERMINATION OF THE PLAN
     The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan, increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete Subparagraph VII(f).

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XIV MISCELLANEOUS
          (a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award, a right to an Incentive Award, a right to a Bonus Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.
          (b) No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
          (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.
          (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
          (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Subparagraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

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          (f) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

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ENDEAVOUR INTERNATIONAL CORPORATION 1001 FANNIN STREET SUITE 1600 HOUSTON, TX 77002 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23656-P92206 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ENDEAVOUR INTERNATIONAL CORPORATION The Board of Directors recommends that you vote FOR the following: Vote on Directors 1. Election of Directors Nominees for Class II: 01) Sheldon R. Erikson Nominees for Class III: 02) Thomas D. Clark, Jr. 03) Leiv L. Nergaard For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Approval of the 2010 Stock Incentive Plan. 3. Approval of the Amedment to the Company’s Amended and Restated Articles of Incorporation. 4. Ratification of the Appointment of Independent Auditor NOTE: This proxy will be voted as indicated by the stockholder(s). If no choice is indicated above, this proxy will be voted “FOR” Items 1, 2, 3 and 4. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M23657-P92206 ENDEAVOUR INTERNATIONAL CORPORATION 1001 Fannin Street, Suite 1600, Houston, Texas 77002 This Proxy is Solicited By and on Behalf of the Board of Directors for the Annual Meeting of Stockholders, May 27, 2010. The undersigned hereby appoints William L. Transier and Robert L. Thompson, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of Endeavour International Corporation Common Stock, Series B Preferred Stock or Series C Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endeavour International Corporation to be held in Houston, Texas on Thursday May 27, 2010 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy will be voted as indicated by the stockholder(s). If no choice is indicated above, this proxy will be voted for Items 1, 2, 3 and 4. Continued and to be signed on reverse side